Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

Majesco

and

Cover-All Technologies Inc.

Dated as of December 14, 2014

i

		Page
9.11.	Assignment	62
9.12.	WAIVER OF JURY TRIAL	62
Exhibit A	Voting Agreement
Exhibit B	Certificates of Merger
Exhibit C	Amended and Restated Articles of Incorporation of the Surviving Corporation
Exhibit D	Amended and Restated Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 14, 2014, by and between Majesco, a California corporation (“MM”), and Cover-All Technologies Inc., a Delaware corporation (the “Company”).

RECITALS:

A.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (“CGCL”), MM and the Company intend to enter into a business combination transaction.

B.   The Board of Directors of MM has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of MM and its stockholders, (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend that the stockholders of MM adopt and approve this Agreement, the Merger and the other transactions contemplated hereby.

C.   The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Merger and the other transactions contemplated in this Agreement.

D.   Concurrently with the execution of this Agreement, and as a condition and inducement to MM’s willingness to enter into this Agreement, certain Affiliates of the Company are entering into a Voting Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”).

E.   The parties hereto intend, for federal income tax purposes, that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER AND EFFECT ON CAPITAL STOCK

1.1.   The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL and the DGCL, the Company shall be merged with and into MM (the “Merger”), the separate corporate existence of the Company shall cease and MM shall continue as the surviving corporation in the Merger. MM, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” As a result of the Merger, the outstanding shares of capital stock of the Company shall be converted or cancelled in the manner provided herein.

1.2.   Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Certificates of Merger in the forms attached hereto as Exhibit B with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificates of Merger”) (the time of such filing (or such later time as may be agreed in writing by the Company and MM and specified in the Certificates of Merger) being referred to herein as the “Effective Time”) on the Closing Date. The Merger will become effective at the Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, 620 Eighth Avenue, New York, New York, 10018, at a time and date to be specified by the parties hereto, which time and date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

1.3.   Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL and the DGCL.

1.4.   Articles of Incorporation; Bylaws.

(a)   Articles of Incorporation. At the Effective Time, the Articles of Incorporation of MM as amended and restated in the form attached as Exhibit C hereto shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the CGCL and such Articles of Incorporation (except as otherwise restricted under Section 5.13 of this Agreement).

(b)   Bylaws. At the Effective Time, the Bylaws of MM as amended and restated in the form attached as Exhibit D hereto shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the CGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws (except as otherwise restricted under Section 5.13 of this Agreement).

1.5.   Directors and Officers.

(a)   Directors. From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of (i) Arun Maheshwari (Executive Chairman), (ii) Earl Gallegos (Vice Chairman), (iii) Ketan Mehta, (iv) Sudhakar Ram, (v) Atul Kanagat and (vi) Steve Isaac, each of such directors to hold office, subject to the applicable provisions of the Surviving Corporation’s Articles of Incorporation and Bylaws until their respective successors shall have been elected and qualified or until otherwise provided by Law.

(b)   Officers. From and after the Effective Time, the Officers of the Surviving Corporation shall consist of (i) Ketan Mehta (President and Chief Executive Officer), (ii) Manish Shah (Executive Vice President), (iii) Chad Hersh (Executive Vice President), (iv) Prateek Kumar (Executive Vice President), (v) Lori Stanley (General Counsel and Corporate Secretary) and (vi) Ann Massey (Chief Financial Officer), each of such officers to hold their respective office at the discretion of the Board of Directors of the Surviving Corporation.

ARTICLE II
EFFECT ON CAPITAL STOCK

2.1.   Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any of the following securities, the following shall occur:

(a)   Conversion of Company Common Stock. All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b), shall be cancelled and extinguished and automatically converted (subject to Section 2.1(e) hereof) into the right to receive fully paid and non-assessable shares of common stock, par value $0.002 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), such that at the Effective Time, the Surviving Corporation Common Stock issued in respect of the issued and outstanding Company Common Stock and Surviving Corporation Common Stock issued or issuable with respect to issued and outstanding Options, Company RSUs and other equity awards of the Company will in the aggregate represent 16.5% of the total capitalization on a fully diluted basis of the Surviving Corporation at Closing, subject to adjustment as set forth in Section 2.1(d) below (such ratio, as adjusted from time to time, the “Exchange Ratio”).

(b)   Cancellation of Company Common Stock owned by the Company/Subsidiary. Each share of Company Common Stock that is owned by the Company or the Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Surviving Corporation Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)   Stock Options and Warrants. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company Option Plans and all warrants to purchase Company Common Stock as listed in Section 2.1(c) of the Company Disclosure Letter (the “Company Warrants”) shall be treated as set forth in Sections 5.12 and 5.8(b) hereof, respectively.

(d)   Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)   Fractional Shares. No fraction of a share of Surviving Corporation Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of Surviving Corporation Common Stock.

2.2.   Exchange of Certificates.

(a)   Exchange Agent. Promptly following the Effective Time, the Surviving Corporation shall make available for deposit with a bank or trust company designated before the Closing Date by MM and reasonably acceptable to the Company (the “Exchange Agent”), book-entry shares (or certificates if requested) representing the number of duly authorized whole shares of Surviving Corporation Common Stock issuable in connection with the Merger. The Exchange Agent shall agree to hold such shares of Surviving Corporation Common Stock (such shares of Surviving Corporation Common Stock being referred to herein as the “Exchange Reserve”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Exchange Agent and MM or the Surviving Corporation.

(b)   Exchange Procedures.

(i)   Certificates. As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail or deliver electronically through the facilities of The Depository Trust Company (“DTC”) to each holder of record of outstanding shares of Company Common Stock whose shares are converted pursuant to this Agreement (the “Shares”) into the right to receive shares of Surviving Corporation Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of the certificates representing such Shares (the “Certificates”) to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify); and (ii) instructions for use in effecting the surrender of a Certificate in exchange for the Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or delivery of Shares through the facilities of DTC, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Shares (including Shares represented by Certificates) shall be entitled to receive in exchange therefor, and the Surviving Corporation shall cause the Exchange Agent to deliver, as promptly as practicable after the Effective Time, that number of whole shares of Surviving Corporation Common Stock (which shall be in book-entry form unless a certificate is requested), which such holder has the right to receive pursuant to the provisions of Section 2.1, and the Shares and Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Surviving Corporation Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of the Surviving Corporation, except as limited by paragraph (c) below, to represent ownership of the number of shares of Surviving Corporation Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Section 2.2.

(ii)   Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares converted pursuant to this Agreement into the right to receive shares of Surviving Corporation Common Stock that are held in book-entry form (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Surviving Corporation Common Stock that such holder is entitled to receive pursuant to Section 2.1. In lieu thereof, each holder of record of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to deliver as promptly as practicable after the Effective Time, that number of whole shares of Surviving Corporation Common Stock (which shall be in book-entry form unless a certificate is requested), which such holder has the right to receive pursuant to the provisions of Section 2.1, and the Book-Entry Shares so surrendered shall forthwith be cancelled.

(c)   Distributions with Respect to Un-exchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Surviving Corporation Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Shares with respect to the shares of Surviving Corporation Common Stock represented thereby until the holder of record of such Shares shall surrender such Shares in accordance with this Section 2.2. Subject to the effect of applicable Law, following surrender of any such Shares (including Shares represented by Certificates), there shall be paid to the record holder of whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Surviving Corporation Common Stock.

(d)   No Further Ownership Rights in Company Common Stock. All shares of Surviving Corporation Common Stock issued upon the surrender for exchange of Shares (including Shares represented by Certificates) in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares (including Shares represented by Certificates) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e)   Termination of Exchange Reserve. Any portion of the Exchange Reserve which remains undistributed to the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Section 2.2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for Surviving Corporation Common Stock and any dividends or distributions with respect to such Surviving Corporation Common Stock. The Surviving Corporation shall be not liable to any holder of shares of Company Common Stock for shares of Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)   Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, including any holder of Options who exercises such options in connection with the Merger, such amounts as the Surviving Corporation is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(g)   Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue the shares of Surviving Corporation Common Stock deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates.

2.3.   Tax Consequences.

(a)   It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties shall not take any position inconsistent with the foregoing intention on any Tax Return or in any administrative or judicial proceeding, unless otherwise required by applicable Law.

(b)   Prior to the Effective Time, each of the Company and MM shall use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. The Surviving Corporation shall not take, or cause or permit its Affiliates to take, any action after the Effective Time that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, MM shall continue the Company’s historic business or will use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the United States Income Tax Regulations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to MM, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by the Company to MM, dated as of the date hereof (the “Company Disclosure Letter”) or as otherwise expressly disclosed in the Company SEC Reports filed or furnished prior to the date hereof, as follows:

3.1.   Organization and Qualification; Subsidiaries.

(a)   Each of the Company and its wholly-owned subsidiary, Cover-All Systems, Inc., a Delaware corporation (the “Subsidiary”), is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and the Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)   The Company has no subsidiaries except for the Subsidiary, and owns no debt, equity or other similar interest in any other Person except for the Subsidiary. Neither the Company nor the Subsidiary has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. Neither the Company nor the Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.

3.2.   Certificate of Incorporation and Bylaws. The Company and the Subsidiary have previously furnished to MM complete and correct copies of their respective Certificates of Incorporation and Bylaws as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither the Company nor the Subsidiary is in violation of any of the provisions of their respective Certificates of Incorporation or Bylaws in any material respect.

3.3.   Capitalization.

(a)   The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock. As of the close of business on the date hereof, there were (i) 26,786,693 shares of Company Common Stock issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Company Common Stock held in treasury by the Company, (iii) 992,500 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options (the “Options”) to purchase Company Common Stock under the Amended and Restated 2005 Stock Incentive Plan (the “Company Option Plan”), (iv) 53,061 shares of Company Common Stock underlying unvested restricted stock unit awards under the Company Option Plan (the “Company RSU Awards”) and (v) 1,442,000 shares of Company Common Stock reserved for issuance upon the exercise of the Company Warrants. Section 3.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Option, Company RSU Award and Company Warrant outstanding as of the date hereof: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such Option, Company RSU Award or Company Warrant; (iii) the exercise price of such Option or Company Warrant; (iv) the date on which such Option, Company RSU Award or Company Warrant was granted; (v) the applicable vesting schedule; (vi) the date on which such Option, Company RSU Award or Company Warrant expires; and (vii) whether the exercisability of such Option, Company RSU Award or Company Warrant will be accelerated in any way by the transactions contemplated hereby, and indicates the extent of any such acceleration. The Company has made available to MM accurate and complete copies of the Company Option Plan, the Company Warrants and all agreements evidencing Options and Company RSU Awards. All shares of Company Common Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option, Company RSU Award or Company Warrant as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Options and Company RSU Awards under the Company Option Plan, all outstanding Company Warrants and all outstanding equity securities of the Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”), and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable Contracts.

(b)   Except as set forth in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, equity-linked securities, appreciation rights, phantom equity, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the Company or the Subsidiary is a party or by which either is bound obligating the Company or the Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock, partnership interests or similar ownership interests or equity-linked securities of the Company or the Subsidiary or obligating the Company or the Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or the Subsidiary is a party or by which either is bound with respect to, any equity security of any class of the Company or the Subsidiary.

3.4.   Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents delivered in connection with this Agreement (the “Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining the Company Stockholders’ Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, the Company Stockholders’ Approval). This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by MM, constitute the legal and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

3.5.   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement and the Transaction Documents by the Company do not, and, subject to obtaining the Company Stockholders’ Approval, the performance of this Agreement and the Transaction Documents by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or the Subsidiary, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 3.5(b) hereof (or Section 3.5(b) of the Company Disclosure Letter), conflict with or violate any Law applicable to the Company or the Subsidiary or by which either or any of their respective properties is bound or affected, (iii) except as set forth on Section 3.5(a)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or the Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or the Subsidiary pursuant to, any material Contract to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties are bound or affected, or (iv) other than as set forth in Section 3.3(a) of the Company Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to Company Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of Company Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The execution and delivery of this Agreement and the Transaction Documents by the Company does not, and the performance of this Agreement and the Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”), (ii) the filing and recordation of the Certificates of Merger as required by the CGCL and the DGCL, as applicable, and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a Company Material Adverse Effect.

3.6.   SEC Filings; Internal Controls; Procedures.

(a)   The Company has made available to MM a correct and complete copy of each report, schedule, registration statement and definitive proxy statement or other documents filed by the Company with the SEC on or after January 1, 2011 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date. The Company SEC Reports (x) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor the Subsidiary is required to file any reports or other documents with the SEC since January 1, 2011. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and the Subsidiary taken as a whole) and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended and (iv) were compiled from, and are consistent with, the books and records of the Company, which books and records are accurate and complete in all material respects. The Subsidiary is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

(b)   The Company and the Subsidiary have established and maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Subsidiary are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Subsidiary’s assets that could have a material effect on the Company’s financial statements.

(c)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures, to the Company’s auditors and the audit committee of the Company Board and in Section 3.6(c) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date hereof.

(d)   Neither the Company nor the Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and the Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or the Subsidiary in the Company’s or the Subsidiary’s published financial statements or other Company SEC Reports.

(e)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor the Subsidiary has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or the Subsidiary. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE MKT, except for any non-compliance that would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7.   Compliance; Permits.

(a)   Neither the Company nor the Subsidiary is in conflict with, or in default or violation of: (i) any Law or Order applicable to the Company or the Subsidiary, or by which any of their respective properties is bound or affected, or (ii) any Contract to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a Company Material Adverse Effect. No Governmental Entity has indicated in writing to the Company or the Subsidiary an intention to conduct an investigation or review against the Company or the Subsidiary, and, to the Knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or the Subsidiary, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)   The Company and the Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the Company and the Subsidiary as currently conducted (collectively, the “Company Permits”). To the Knowledge of the Company, the Company and the Subsidiary are in compliance in all material respects with the terms of the Company Permits.

3.8.   No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of September 30, 2014 included in the Company Financial Statements or as disclosed in any Company SEC Report filed or furnished after such date, neither the Company nor the Subsidiary had at such date, or has incurred since that date, any Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9.   Absence of Certain Changes or Events. Since December 31, 2013, except as described in the Company Disclosure Letter or in the Company SEC Reports, neither the Company nor the Subsidiary has:

(i)   sold or transferred any portion of their respective assets or property that would be material to the Company or the Subsidiary, except for sales in the ordinary course of business consistent with past practice;

(ii)   suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;

(iii)   suffered any change to their respective businesses which has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iv)   entered into any Contract that would constitute a Company Material Agreement;

(v)   terminated or materially modified, waived any material right under or cancelled any Company Material Agreement or waived any material right with respect to any of the items disclosed in Section 3.18 of the Company Disclosure Letter;

(vi)   incurred any Liens on any material assets or property, or any losses, damages, deficiencies, liabilities or obligations (whether absolute, accrued, contingent, disclosed or otherwise) that are required by GAAP to be provided or reserved against on a balance sheet (the “Liabilities”), except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to their respective business;

(vii)   granted any registration rights with respect to any of their respective equity securities;

(viii)   paid or declared any dividends or other distributions on their respective equity securities of any class or issued, purchased or redeemed any of their respective equity securities of any class;

(ix)   transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 3.18 of the Company Disclosure Letter;

(x)   made any material capital expenditures;

(xi)   split, combined or reclassified any shares of their respective equity securities;

(xii)   made any capital investment in, or any loan to, any other Person;

(xiii)   amended any of their respective organizational or constituent documents;

(xiv)   paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to a Company Plan or in the ordinary course of business consistent with past practice;

(xv)   adopted, modified or increased payments or benefits under any Company Plan;

(xvi)   entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $250,000;

(xvii)   materially changed any accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(xviii)   materially changed cash management practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable,

inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xix)   instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; or

(xx)   agreed or committed, whether orally or in writing, to do any of the foregoing.

3.10.   Absence of Litigation. To the Knowledge of the Company, there are no Legal Actions pending or threatened against the Company or the Subsidiary, or any properties or rights of the Company or the Subsidiary, before any Governmental Entity, including, for the avoidance of doubt, the SEC.

3.11.   Employee Benefit Plans.

(a)   Each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by (i) the Company, (ii) the Subsidiary, or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Sections 414(b) or (c) of the Code (an “ERISA Affiliate”), under which the Company or any ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of the Company or of the Subsidiary (the “Company Plans”), are listed in Section 3.11(a) of the Company Disclosure Letter. The Company has made available to MM, as applicable: (i) correct and complete copies of all documents embodying each Company Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Company Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) to the extent available, all material correspondence to or from any Governmental Entity relating to any Company Plan; (vi) to the extent available, all COBRA forms and related notices within the last three (3) years; (vii) to the extent available, all discrimination tests for the Company Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Company Plan; (xi) the most recent annual and periodic accounting of the Company Plan assets; (x) all material written agreements and contracts relating to each Company Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any Company Plan or proposed Company Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; and (xiii) all registration statements, annual reports and prospectuses prepared in connection with any Company Plan.

(b)   The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Company Plans. Each Company Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Company Plans.

(c)   No Legal Actions (excluding individual claims for benefits incurred in the normal operation of the Company Plan) have been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Plan. Neither the Company nor the Subsidiary has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of the Company, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to Company Plans have or will have been timely made or accrued.

(d)   Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of the Company, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. The Company does not have any plan or commitment to establish any new Company Plan, to materially modify any Company Plan (except to the extent required by Law or to conform any such Company Plan to the requirements of any applicable Law, in each case as previously disclosed to MM in writing, or as required by this Agreement), or to enter into any new Company Plan.

(e)   No Company Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither the Company nor the Subsidiary is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any Company Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to impose a material Liability on the Company or the Subsidiary.

(f)   The Company, the Subsidiary and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and neither the Company nor the Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(g)   Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or the Subsidiary under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) limit the right to merge, amend or terminate any Company Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(h)   No payment or benefit that will or may be made by the Company or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of the Company or the Subsidiary, either alone or in conjunction with any other payment, event or occurrence, (X) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which the Company or the Subsidiary is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(i)   Section 3.11(i) of the Company Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of the Company and the Subsidiary whose rate of annual compensation equals or exceeds $100,000 together with a statement of the full amount of all remuneration paid by the Company or the Subsidiary to each such person, during the twelve (12)-month period ending December 31, 2013 and the nine month period ended September 30, 2014.

(j)   Except as would not reasonably be expected to result in a material liability to the Company, each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Plan is subject to tax under Section 409A of the Code.

(k)   Neither the Company nor the Subsidiary has or is required to have an International Employee Plan.

(l)   The Company and each ERISA Affiliate has, for purposes of each Company Plan, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.

3.12.   Labor Matters.

(a)   (i) Neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or the Subsidiary nor does the Company or the Subsidiary know of any activities or proceedings of any labor union to organize any such employees; and (ii) neither the Company nor the Subsidiary have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or the Subsidiary.

(b)   During the past three (3) years, (i) each of the Company and the Subsidiary is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, (ii) except as disclosed in Section 3.12(b) of the Company Disclosure Letter, to the Knowledge of the Company, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between the Company or the Subsidiary (on the one hand) and any of the current or former employees or current or former workers of the Company or the Subsidiary (on the other hand), (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of the Company, threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity, (iv) neither the Company nor the Subsidiary has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to their current or former employees or employment practices, and (v) to the Knowledge of the Company, neither the Company nor the Subsidiary has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of the Company or the Subsidiary, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c)   To the Knowledge of the Company, all of the employees of the Company and the Subsidiary are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d)   Neither the Company nor the Subsidiary has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or the Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiary, and, during the ninety (90) day period preceding the date hereof, no Person has suffered an “employment loss” (as defined in the WARN Act) with respect to the Company or the Subsidiary. Except as disclosed in Section 3.12(d) of the

Company Disclosure Letter, in the past twelve (12) months no officer’s or key employee’s employment with the Company or the Subsidiary has been terminated for any reason, and, to the Knowledge of the Company, no officer or key employee has expressed any plans to terminate his, her or their employment or service arrangement with the Company or the Subsidiary.

(e)   To the Knowledge of the Company, the Company and the Subsidiary have properly treated all individuals performing rendered services to either the Company or the Subsidiary as employees, leased employees, independent contractors or agents, as applicable, for all federal, state local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of the Company or the Subsidiary.

3.13.   Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement and the Registration Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement and the Registration Statement will, on the dates mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC thereunder.

3.14.   Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or the Subsidiary or to which the Company or the Subsidiary is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of the Company or the Subsidiary, any acquisition of property by the Company or the Subsidiary or the conduct of business by the Company or the Subsidiary as currently conducted.

3.15.   Title to Property.

(a)   Neither the Company nor the Subsidiary own any real property. Section 3.15 of the Company Disclosure Letter identifies by street address all real property leased or subleased by the Company and the Subsidiary (the “Company Leased Real Estate”). All Company Leased Real Estate is leased to the Company and/or the Subsidiaries pursuant to written leases, complete and accurate copies of which have been previously delivered to MM (collectively the “Company Leases”). Each of the Company and/or the Subsidiary has a valid leasehold interest in the Company Leased Real Estate, free and clear of all Liens. Neither the Company nor the Subsidiary has subleased any Company Leased Real Estate. The Company Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on the Company Disclosure Letter. The Company Leases are in full force and effect. There are no defaults in any material respect on the part of any landlord or the Company and the Subsidiary under the Company Leases. The Company and the Subsidiary have performed in all material respects all of the obligations on their part to be performed under the Company Leases. No written consent of any landlord under the Company Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Transaction Documents except as otherwise provided on Section 3.15 of the Company Disclosure Letter.

(b)   Neither the Company nor the Subsidiary has received written notice that the use or occupancy of the Company Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c)   To the Knowledge of the Company, there are no pending or threatened condemnation proceedings with respect to any material portion of the Company Leased Real Estate.

3.16.   Taxes.

(a)   Definition of Taxes. For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and other Liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for the foregoing of a predecessor entity.

(b)   Tax Returns and Audits.

(i)   The Company and the Subsidiary have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by the Company and the Subsidiary, in all the jurisdictions in which (x) they are qualified to do business and (y) they operate, except with respect to clause (y) as would not be reasonably expected to result in a Company Material Adverse Effect. Such Tax Returns are true and correct in all material respects, have been completed in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid. The Company has delivered to MM correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary filed or received since December 31, 2010. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or the Subsidiary.

(ii)   The Company and the Subsidiary as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(iii)   Neither the Company nor the Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or the Subsidiary, nor has the Company or the Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)   To the Knowledge of the Company, no audit or other examination of any Tax Return of the Company or the Subsidiary by any tax authority is presently in progress. Neither the Company nor the Subsidiary has been notified in writing of any such audit or other examination. The Company and the Subsidiary have paid in full any demands raised by any tax authority as a result of any audit that has been previously conducted.

(v)   No adjustment relating to any Tax Returns filed by the Company or the Subsidiary has been proposed in writing formally or informally by any tax authority to the Company or the Subsidiary or any Representative thereof.

(vi)   Neither the Company nor the Subsidiary has any Liability for any unpaid Taxes, whether or not such Taxes have been accrued for or reserved on the Company Financial Statements in accordance with GAAP or whether or not asserted or unasserted, contingent or otherwise, except for Taxes not yet due and payable or which are being contested in good faith.

(c)   Tax Agreements. Neither the Company nor the Subsidiary is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement other than agreements between the Company and the Subsidiary.

(d)   Continuity of Interest. Prior to the Merger, the Company’s stockholders did not dispose of any Company Common Stock to the Company or to Persons related to the Company or receive any distribution from the Company in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.

(e)   No Other Actions. Neither the Company nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.17.   Environmental Matters.

(a)   To the Knowledge of the Company, the Company and the Subsidiary are in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b)   The Company and the Subsidiary possess all material Environmental Permits which are required for the operation of their respective businesses.

(c)   To the Knowledge of the Company, there is no Environmental Claim pending or overtly threatened against the Company or the Subsidiary.

(d)   To the Knowledge of the Company, neither the Company nor the Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substances or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), so as to give rise to any Environmental Claim.

(e)   Without limiting the generality of the foregoing, to the Knowledge of the Company, neither the Company nor the Subsidiary has any outstanding legal or contractual obligation under any applicable Environmental Law, or any unresolved enforcement action or Liability pursuant to any Environmental Law, including but not limited to, any outstanding investigation, cleanup, removal, response activity, remediation, or corrective action obligation under any applicable Environmental Law or any outstanding indemnification obligation owed to any third party under any applicable Environmental Law relating to the Company Leased Real Estate, any formerly owned or operated property, or any offsite disposal location.

(f)   To the Knowledge of the Company, neither this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental entity or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(g)   The Company and the Subsidiary have made available to MM copies of all material Environmental Permits, studies, reports and audits or correspondence to or from any government authority pertaining to the Company Leased Real Estate that are within the Company’s and the Subsidiary’s possession or control.

3.18.   Intellectual Property.

(a)   Section 3.18(a)(i) of the Company Disclosure Letter contains an accurate and complete list of all Company Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable, (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (ii) the registration or application numbers thereof. Section 3.18(a)(ii) of the Company Disclosure Letter contains an accurate and complete list of all Company Intellectual Property Rights that are material to the business of the Company and the Subsidiary. Section 3.18(a)(iii) of the Company Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of the Company or the Subsidiary, excluding (x) commercially available “off the shelf” software, and (y) Computer Software that the Company or the Subsidiary receives as “free software”, “open source software” or under a similar licensing or distribution model). Section 3.18(a)(iii) of the Company Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of the Company or the Subsidiary, as the case may be. Section 3.18(a)(iv) of the Company Disclosure Letter lists all Computer Software and service offerings that the Company or the Subsidiary have licensed, sold, distributed or provided to third parties in the five (5) years prior to the date hereof, or that the

Company or the Subsidiary is obligated to provide maintenance or support thereunder (collectively, “Company Products”). Neither the Company nor the Subsidiary own any patents or patent applications.

(b)   Section 3.18(b)(i) of the Company Disclosure Letter lists any License Agreements and Contracts under which the Company or the Subsidiary has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Company Intellectual Property Right. Section 3.18(b)(ii) of the Company Disclosure Letter lists any License Agreements and Contracts under which (x) the Company or the Subsidiary has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from the Company or the Subsidiary or from escrow.

(c)   Neither the Company nor the Subsidiary is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations that restrict the rights of the Company or the Subsidiary to use or enforce any Company Intellectual Property Rights.

(d)   The Company or the Subsidiary, as applicable, own all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all Company Intellectual Property Rights. Except as listed on Section 3.18(d) of the Company Disclosure Letter, the Company or the Subsidiary, as applicable, is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Company Registered Intellectual Property Right.

(e)   To the Knowledge of the Company, the Company’s and the Subsidiary’s Licensed Intellectual Property Rights and the Company Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the Company and the Subsidiary as currently conducted. To the Company’s Knowledge, the conduct of the business of the Company and the Subsidiary as such business is currently conducted, including the design, development, marketing and sale of the Company Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f)   Neither the Company nor the Subsidiary has received any written, or, to the Knowledge of the Company, oral communications from any third party claiming that the operation of the business of the Company or the Subsidiary, or any act of the Company or the Subsidiary, or any Company Product or service, or the use of any Company Product or service, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Neither the Company nor the Subsidiary has received any written communication from a third party pursuant to which the third party offered the Company or the Subsidiary a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g)   Neither the Company nor the Subsidiary has received written notice of, and to the Knowledge of the Company, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights. To the Knowledge of the Company, there is no pending or threatened Legal Action relating to the business of the Company or the Subsidiary before any Governmental Entity in any jurisdiction: challenging the ownership, use, validity, enforceability, or registrability of any of the Company’s or the Subsidiary’s Licensed Intellectual Property Rights or the rights of the Company or the Subsidiary to use or exploit any of the Company’s or the Subsidiary’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a Company Material Adverse Effect.

(h)   To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights. Neither the Company nor the Subsidiary has brought any Legal Action against any third party alleging infringement, misappropriation or violation of Company Intellectual Property Rights that remain unresolved. The Company and the Subsidiary, as applicable, have the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of the Company Intellectual Property Rights.

(i)   To the Knowledge of the Company, the Company Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to the Company Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of the Company, neither the Company, the Subsidiary nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any of the Company Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Company Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights.

(j)   There are no actions that must be taken by the Company or the Subsidiary within 120 days of the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.

(k)   The Company and the Subsidiary have made commercially reasonable efforts to protect their respective trade secrets and preserve their status as intellectual property under applicable Law. The Company and the Subsidiary, as applicable, have in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with the Company or the Subsidiary.

(l)   Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the Company or the Subsidiary under such License Agreements or Contracts to the same extent the Company or the Subsidiary would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties, payments which the Company or the Subsidiary would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not (i) result in the breach, modification, cancellation, termination, or suspension of any of the Company’s or the Subsidiary’s License Agreements or any Contract with any customer of the Company or the Subsidiary, or give any Person (other than the Company or the Subsidiary) or a party to any of the Company’s or the Subsidiary’s License Agreements or any Contract with any customer of the Company or the Subsidiary the right to do any of the foregoing, (ii) give rise to a right by any third party to obtain, directly from the Company or the Subsidiary or from escrow, source code for Computer Software or other proprietary materials of the Company or the Subsidiary, (iii) result in the loss or impairment of the Company’s or the Subsidiary’s ownership of or right to use the Company Intellectual Property Rights or Licensed Intellectual Property Rights, or (iv) cause Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(m)   To the Company’s Knowledge, since December 31, 2012, the Company and the Subsidiary have complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of the Company and the Subsidiary. To the Company’s Knowledge, the Company and the Subsidiary have complied in all material respects with all rules, policies and procedures established by the Company or the Subsidiary, as applicable, from time to time with respect to the foregoing, if any. To the Company’s Knowledge, no claims are pending or threatened or likely to be asserted against the Company or the Subsidiary by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To the Company’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(n)   With respect to sensitive personally identifiable information, to the Company’s Knowledge, the Company and the Subsidiary have taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

3.19.   Material Agreements. Section 3.19 of the Company Disclosure Letter sets forth a list of all Company Material Agreements. All of the Company Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the Company or the Subsidiary, as applicable, and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by the Company or the Subsidiary under any of the Company Material Agreements or, to the Knowledge of the Company, events which with notice or the passage of time would constitute a material breach or default by the Company or the Subsidiary, and neither the Company nor the Subsidiary has received written notice of any such material breach or default from any other party under any of the Company Material Agreements. The Company has made available to MM true and complete copies of all Company Material Agreements, including all amendments thereto.

3.20.   Customers and Suppliers. The Company has delivered to MM a list identifying each customer of the Company and the Subsidiary from which, for the twelve (12) month period ended December 31, 2013 and the eleven month period ended November 30, 2014, the Company and the Subsidiary received revenue (on a consolidated basis) in excess of $2,000,000 for such year or period, as applicable (collectively, “Company Major Customers”). Section 3.20 of the Company Disclosure Letter sets forth the names of the five (5) largest suppliers (by consolidated expenditure) to the Company and the Subsidiary for the twelve (12) month period ended December 31, 2013 and the eleven month period ended November 30, 2014. Within the preceding twelve (12) months, neither the Company nor its Subsidiary has received written or, to the Knowledge of the Company, oral notice that any Company Major Customer or supplier listed in Section 3.20 of the Company Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with the Company or the Subsidiary, (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or the Subsidiary, or (iii) intends to refuse to pay any amount due to the Company or the Subsidiary or seek to exercise any remedy against the Company or the Subsidiary. Neither the Company nor the Subsidiary within the past twelve (12) months have been engaged in any material dispute with any Company Major Customer or supplier listed in Section 3.20 of the Company Disclosure Letter. The Company and the Subsidiary are in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

3.21.   Agreements with Regulatory Agencies. Neither the Company nor the Subsidiary (a) is subject to any cease-and-desist or other Order issued by, (b) is not a party to any Contract, consent agreement or memorandum of understanding with, (c) is not a party to any commitment letter or similar undertaking to, (d) is not subject to any order or directive by, (e) is not a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of (each of clauses (a)-(e) of this Section 3.21, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of the Company and the Subsidiary after the Effective Time, as presently conducted. Neither the Company nor the Subsidiary have been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a Company Material Adverse Effect.

3.22.   Related Party Transactions. Other than in respect of Contracts or interests related to employment in the ordinary course of business or incentive arrangements under the Company Option Plan, no executive officer or director of the Company or the Subsidiary or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or the Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned by the Company or the Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.23.   Accounts Receivable. The accounts receivable of the Company and the Subsidiary represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the Company or the Subsidiary in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not subject to any defenses, set-offs or counterclaims. The Company and the Subsidiary have performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. The Company and the Subsidiary will bill all unbilled receivables in the ordinary course of business consistent with past practice.

3.24.   Insurance. All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by the Company and the Subsidiary are listed in Section 3.24 of the Company Disclosure Letter (the “Company Insurance Policies”) and true and complete copies of the Company Insurance Policies have been made available to MM. Neither the Company nor the Subsidiary has received any written notice of cancellation of premium increase with respect to or alteration of coverage under any Company Insurance Policy since January 1, 2014. Neither the Company nor the Subsidiary has received any written notice that any carrier is financially insolvent. There are no claims related to the business of the Company and the Subsidiary pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor the Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Company Insurance Policy. Since January 1, 2011, any claims under any Company Insurance Policy have been reported to carriers in a timely manner. All such Company Insurance Policies: (x) are valid and binding in accordance with their terms; (y) to the Knowledge of the Company, are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and the Subsidiary and are sufficient for compliance, in all material respects, with all applicable Laws and Contracts to which the Company or the Subsidiary is a party or by which they are bound.

3.25.   Board Approval. The Board of Directors of the Company has, as of the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the stockholders of the Company, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger (collectively, the “Company Board Recommendation”).

3.26.   Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws (the “Company Stockholders’ Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby.

3.27.   Opinion of Financial Advisor. The Company has received the opinion of The BVA Group LLC (the “Company Financial Advisor”), dated the date hereof, to the effect that the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of the final draft of such opinion has been delivered to MM prior to the execution of this Agreement. The Company Financial Advisor has not had any relationship or business dealings with the Company, the Subsidiary or any of their respective Affiliates other than with respect to the delivery of the opinion described in this Section 3.27.

3.28.   Section 203 of the DGCL Not Applicable. The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MM

MM hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by MM to the Company, dated as of the date hereof (the “MM Disclosure Letter”) as follows:

4.1.   Organization and Qualification; Subsidiaries.

(a)   Section 4.1(a) of the MM Disclosure Letter sets forth a list of all of MM’s subsidiaries as of the date hereof (the “existing subsidiaries”) and all of the entities that will become direct or indirect subsidiaries of MM pursuant to the MM Reorganization (the “Reorg Subsidiaries”). All references to subsidiaries in this Article IV shall be deemed to include both existing subsidiaries and the Reorg Subsidiaries. Each of MM and its subsidiaries is duly formed and organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of MM and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have or reasonably be expected to have a MM Material Adverse Effect. Each of MM and its subsidiaries, as applicable, are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such entity or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a MM Material Adverse Effect.

(b)   MM has no subsidiaries except the subsidiaries set forth on Section 4.1(a) of the MM Disclosure Letter and owns no debt, equity or other similar interest in any other Person except in such subsidiaries. Except as otherwise set forth in Section 4.1(a) of the MM Disclosure Letter, each of the subsidiaries set forth in Section 4.1(a) of the MM Disclosure Letter is wholly owned by MM or will be wholly owned by MM upon completion of the MM Reorganization. Except as required for, or contemplated by, the MM Reorganization, neither MM nor any of its subsidiaries have agreed, are obligated to make, or are bound by, any Contract, under which it may become obligated to make, any future investment in or capital contribution to any other Person. Neither MM nor any of its subsidiaries directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any other Person.

4.2.   Articles of Incorporation and Bylaws. MM and its subsidiaries have previously furnished to the Company complete and correct copies of their respective organizational documents as amended to date. Such organizational documents are in full force and effect. Neither MM nor any of its subsidiaries are in violation of any of the provisions of their respective organizational documents in any material respect.

4.3.   Capitalization.

(a)   The authorized capital stock of MM consists of 300,000,000 shares of stock with a par value of $0.002 per share (the “MM Stock”) as of the close of business on the date hereof and will consist of 500,000,000 shares of stock with a par value of $0.002 per share at the Effective Time. As of the close of business on the date hereof, there were (i) 183,450,000 shares of MM Stock issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) no shares of MM Stock held in treasury by

MM. Section 4.3(a) of the MM Disclosure Letter sets forth: (i) the name of each Person that is a record or beneficial owner of MM Stock; (ii) the number of shares of MM Stock owned by each such Person; (iii) the number of such shares of MM Stock with respect to which such Person has sole or shared dispositive control (and, if such Person shares dispositive control, the name of the Person or Persons with whom it shares such control); and (iv) if such Person is not an individual, the names of each Person that controls (as defined in the definition of Affiliate) such Person. All shares of MM Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. There are no commitments or agreements of any character to which MM is bound obligating MM to accelerate the vesting of any option, warrant or other security or right exercisable for or convertible into MM Stock as a result of the Merger. All outstanding shares of MM Stock, and all outstanding equity securities of MM’s subsidiaries have been issued and granted in compliance in all material respects with (i) all applicable Laws and any Orders or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable Contracts.

(b)   Except as set forth in Section 4.3(a) hereof, there are no subscriptions, options, warrants, equity securities, equity-linked securities, appreciation rights, phantom equity, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which MM or any of its subsidiaries is a party or by which any are bound obligating MM or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock, partnership interests or similar ownership interests or equity-linked securities of MM or any of its subsidiaries or obligating MM or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which MM or any of its subsidiaries is a party or by which any are bound with respect to any equity security of any class of MM or any of its subsidiaries.

4.4.   Authority Relative to this Agreement. MM has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents by MM and the consummation by MM of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of MM and no other corporate proceedings on the part of MM are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Transaction Documents have been duly and validly executed and delivered by MM and, assuming the due authorization, execution and delivery by the Company, constitute the legal and binding obligation of MM, enforceable against MM in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.5.   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement and the Transaction Documents by MM do not, and the performance of this Agreement and the Transaction Documents by MM will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of MM or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 4.5(b) hereof (or Section 4.5(b) of the MM Disclosure Letter), conflict with or violate any Law applicable to MM or any of its subsidiaries or the Contributed Assets or by which either or any of their respective properties is bound or affected, (iii) except as set forth on Section 4.5(a)(iii) of the MM Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MM or any of its subsidiaries or the Contributed Assets pursuant to, any material

Contract to which MM or any of its subsidiaries is a party or by which MM or any of its subsidiaries or the Contributed Assets or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to MM Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of MM Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a MM Material Adverse Effect.

(b)   Except as set forth on Section 4.5(b) of the MM Disclosure Letter, the execution and delivery of this Agreement and the Transaction Documents by MM does not, and the performance of this Agreement and the Transaction Documents by MM will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, and of foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the filing and recordation of the Certificates of Merger as required by the CGCL and the DGCL, as applicable, and (iii) such consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not have a MM Material Adverse Effect.

4.6.   Compliance; Permits.

(a)   Neither MM nor any of its Affiliates is in conflict with, or in default or violation of: (i) any Law or Order applicable to MM or any of its subsidiaries or the Contributed Assets, or by which any of the respective properties of MM or any of its subsidiaries or the Contributed Assets are bound or affected, or (ii) any Contract to which MM or any of its subsidiaries is a party or by which MM or any of its subsidiaries or the Contributed Assets or any of their respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a MM Material Adverse Effect. Except as set forth in Section 4.6 of the MM Disclosure Letter, no Governmental Entity has indicated in writing to MM or any of its Affiliates an intention to conduct an investigation or review against MM, its subsidiaries or the Contributed Assets, and, to the Knowledge of MM, no investigation or review by any Governmental Entity is pending or threatened against MM, its subsidiaries or the Contributed Assets, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a MM Material Adverse Effect.

(b)   MM and its Affiliates hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of MM, its subsidiaries and the Contributed Assets as currently conducted (collectively, the “MM Permits”). To the Knowledge of MM, MM and its Affiliates are in compliance in all material respects with the terms of the MM Permits.

4.7.   No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of September 30, 2014 included in the MM Financial Statements or the MM US GAAP Financials, neither MM nor any of its subsidiaries had at such date, or has incurred since that date, any Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of MM and its consolidated subsidiaries (including the notes thereto), except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability) or Liabilities which would not be reasonably expected to have, individually or in the aggregate, a MM Material Adverse Effect.

4.8.   Absence of Certain Changes or Events. Since March 31, 2014, except as described in the MM Disclosure Letter or as otherwise required for, or contemplated by, the MM Reorganization, neither MM nor any of its subsidiaries, or with respect to the Contributed Assets only, any of its Affiliates, have:

(i)   sold or transferred any portion of their respective assets or property that would be material to MM or any of its subsidiaries or the Contributed Assets, except for sales in the ordinary course of business consistent with past practice;

(ii)   suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;

(iii)   suffered any change to their respective businesses which has had, or would reasonably be expected to have, a MM Material Adverse Effect;

(iv)   entered into any Contract that would constitute a MM Material Agreement;

(v)   terminated or materially modified, waived any material right under or cancelled any MM Material Agreement or waived any material right with respect to any of the items disclosed in Section 4.17 of the MM Disclosure Letter;

(vi)   incurred any Liens on any material assets or property, or any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to their respective business;

(vii)   granted any registration rights with respect to any of their respective equity securities;

(viii)   paid or declared any dividends or other distributions on their respective equity securities of any class or issued, purchased or redeemed any of their respective equity securities of any class;

(ix)   transferred, assigned or granted any license or sublicense of any material rights under or with respect to items disclosed in Section 4.17 of the MM Disclosure Letter;

(x)   made any material capital expenditures;

(xi)   split, combined or reclassified any shares of their respective equity securities;

(xii)   made any capital investment in, or any loan to, any other Person;

(xiii)   amended any of their respective organizational or constituent documents;

(xiv)   paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee, except pursuant to a MM Benefit Plan or in the ordinary course of business consistent with past practice;

(xv)   adopted, modified or increased payments or benefits under any MM Benefit Plan;

(xvi)   entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $250,000;

(xvii)   materially changed any accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

(xviii)   materially changed cash management practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xix)   instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; or

(xx)   agreed or committed, whether orally or in writing, to do any of the foregoing.

4.9.   Absence of Litigation. Except as required for, or contemplated by, the MM Reorganization, to the Knowledge of MM, there are no Legal Actions pending or threatened against MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, or any properties or rights of MM or any of its subsidiaries or the Contributed Assets, before any Governmental Entity.

4.10.   Employee Benefit Plans.

(a)   Each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by (i) MM, (ii) any of its subsidiaries, (iii) the Contributed Assets or (iv) any trade or business (whether or not incorporated) which is an ERISA Affiliate, under which MM or any ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of MM or any of its subsidiaries or, with respect to the Contributed Assets, any of its Affiliates (the “MM Benefit Plans”), are listed in Section 4.10(a) of the MM Disclosure Letter. MM has made available to the Company, as applicable: (i) correct and complete copies of all documents embodying each MM Benefit Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such MM Benefit Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each MM Benefit Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each MM Benefit Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) to the extent available, all material correspondence to or from any Governmental Entity relating to any MM Benefit Plan; (vi) to the extent available, all COBRA forms and related notices within the last three (3) years; (vii) to the extent available, all discrimination tests for the MM Benefit Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each MM Benefit Plan; (ix) the most recent annual and periodic accounting of the MM Benefit Plan assets; (x) all material written agreements and contracts relating to each MM Benefit Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any MM Benefit Plan or proposed MM Benefit Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each MM Benefit Plan; and (xiii) all registration statements, annual reports and prospectuses prepared in connection with any MM Benefit Plan.

(b)   MM and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the MM Benefit Plans. Each MM Benefit Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such MM Benefit Plans.

(c)   No Legal Actions (excluding individual claims for benefits incurred in the normal operation of any MM Benefit Plan) have been brought, or to the Knowledge of MM is threatened, against or with respect to any such MM Benefit Plan. Neither MM nor any of its Affiliates has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of MM, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any MM Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to MM Benefit Plans have or will have been timely made or accrued.

(d)   Any MM Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of MM, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. MM does not have any plan or commitment to establish any new MM Benefit Plan, to materially modify any MM Benefit Plan (except to the extent required by Law or to conform any such MM Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to MM in writing, or as required by this Agreement), or to enter into any new MM Benefit Plan.

(e)   No MM Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither MM nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither MM nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any MM Benefit Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any MM Benefit Plan that would reasonably be expected to impose a material Liability on MM or any of its subsidiaries or the Contributed Assets.

(f)   MM, its subsidiaries and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of COBRA. None of the MM Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law and neither MM nor any of its subsidiaries have represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.

(g)   Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of MM, any of its subsidiaries or the Contributed Assets under any MM Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any MM Benefit Plan, (iii) limit the right to merge, amend or terminate any MM Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(h)   No payment or benefit that will or may be made by MM or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of MM, any of its subsidiaries or the Contributed Assets, either alone or in conjunction with any other payment, event or occurrence, (X) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which MM or any of its subsidiaries is a party or by which they or the Contributed Assets are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(i)   Section 4.10(i) of the MM Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of MM, and its subsidiaries or any other officer or employee who will become officers or employees in connection with the Contributed Assets whose rate of annual compensation equals or exceeds $250,000 together with a statement of the full amount of all remuneration paid by MM or its Affiliates to each such person, during the twelve (12)-month period ended March 31, 2014 and the six month period ended September 30, 2014.

(j)   Except as would not reasonably be expected to result in a material liability to MM, each MM Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the

Code so that no amounts paid pursuant to any such MM Benefit Plan is subject to tax under Section 409A of the Code.

(k)   Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates has or is required to have an International Employee Plan.

(l)   MM and each ERISA Affiliate has, for purposes of each MM Benefit Plan, correctly classified all individuals performing services for MM as common law employees, leased employees, independent contractors or agents, as applicable.

4.11.   Labor Matters.

(a)   Neither MM nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by MM, any of its subsidiaries or the Contributed Assets nor does MM have Knowledge of any activities or proceedings of any labor union to organize any such employees or Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of MM, any of its subsidiaries or the Contributed Assets.

(b)   During the past three (3) years, (i) each of MM and its Affiliates is and has been in material compliance with all applicable Laws with respect to labor and employment with respect to the employees of MM or any of its subsidiaries or the Contributed Assets, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, (ii) to the Knowledge of MM, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between MM or any of its Affiliates (on the one hand) and any of the current or former employees or current or former workers of MM or any of its subsidiaries or the Contributed Assets (on the other hand), (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of MM, threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity, (iv) neither MM nor any of its Affiliates has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees of MM or any of its subsidiaries or the Contributed Assets or employment practices of MM or any of its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, and (v) to the Knowledge of MM, neither MM nor any of its Affiliates has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws applicable to MM or any of its subsidiaries or the Contributed Assets or with respect to the employees of MM or any of its subsidiaries or the Contributed Assets, or subject to fines, penalties, or assessments associated with such audits or investigations.

(c)   To the Knowledge of MM, all of the employees of MM, its subsidiaries and the Contributed Assets employed in the United States are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.

(d)   Neither MM nor any of its Affiliates has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of MM or any of its subsidiaries or the Contributed Assets or one or more facilities or operating units within any site of employment or facility of MM or any of its subsidiaries or the Contributed Assets, and, during the ninety (90) day period preceding the date hereof, no Person has suffered an “employment loss” (as defined in the WARN Act) with respect to MM or any of its subsidiaries or the Contributed Assets. Except as set forth in Section 4.10(i) of the MM Disclosure Letter, in the past twelve (12) months no officer’s or key employee’s employment with MM or any of its subsidiaries or the Contributed Assets has been terminated for any reason, and, to the Knowledge of MM, no officer or key employee has expressed any plans to terminate his, her or their employment or service arrangement with MM or any of its subsidiaries or the Contributed Assets.

(e)   To the Knowledge of MM, MM and its subsidiaries have properly treated all individuals performing rendered services to MM or any of its subsidiaries or the Contributed Assets as employees, leased employees, independent contractors or agents, as applicable, for all federal, state local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates.

4.12.   Registration Statement; Proxy Statement. None of the information supplied or to be supplied by MM or any of its Affiliates for inclusion or incorporation by reference in (i) the Proxy Statement and the Registration Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement and the Registration Statement will, on the dates mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC thereunder.

4.13.   Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon MM or any of its subsidiaries or, with respect the Contributed Assets only, its Affiliates or to which MM or any of its subsidiaries or, with respect the Contributed Assets only, its Affiliates is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of MM or any of its subsidiaries or the Contributed Assets, any acquisition of property by MM or any of its subsidiaries or the Contributed Assets or the conduct of business by MM or any of its subsidiaries or the Contributed Assets as currently conducted.

4.14.   Title to Property.

(a)   Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates own any real property. Section 4.14 of the MM Disclosure Letter identifies by street address all real property leased or subleased by MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates (the “MM Leased Real Estate”). All MM Leased Real Estate is leased to them pursuant to written leases (collectively the “MM Leases”). MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, have a valid leasehold interest in the MM Leased Real Estate, free and clear of all Liens. Except as otherwise set forth in Section 4.14 of the MM Disclosure Letter, neither MM nor any of its Affiliates has subleased any MM Leased Real Estate. The MM Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on the MM Disclosure Letter. The MM Leases are in full force and effect. There are no defaults in any material respect on the part of any landlord or MM or any of its Affiliates under the MM Leases. MM, its subsidiaries and its Affiliates, have performed in all material respects all of the obligations on their respective parts to be performed under the MM Leases. No written consent of any landlord under the MM Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Transaction Documents.

(b)   Neither MM, any of its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, has received written notice that the use or occupancy of the MM Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

(c)   To the Knowledge of MM, there are no pending or threatened condemnation proceedings with respect to any material portion of the MM Leased Real Estate.

4.15.   Taxes.

(a)   Tax Returns and Audits.

(i)   MM and its subsidiaries have timely filed all Tax Returns relating to Taxes required to be filed by them in all the jurisdictions in which MM or any of its subsidiaries (x) are qualified to do business and (y) they operate, except with respect to clause (y) as would not be reasonably expected to result in a MM Material Adverse Effect. Except as disclosed in Section 4.15 of the MM Disclosure Letter, such Tax Returns are true and correct in all material respects, have been completed in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid. MM has delivered to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by MM, any of its subsidiaries filed or received since December 31, 2010. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates.

(ii)   MM and its subsidiaries as of the Effective Time will have withheld with respect to their respective employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(iii)   Neither MM nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against MM or any of its subsidiaries, nor has MM or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)   Except as disclosed in Section 4.15 of the MM Disclosure Letter, to the Knowledge of MM, no audit or other examination of any Tax Return of MM or any of its subsidiaries by any tax authority is presently in progress. Neither MM nor any of its subsidiaries has been notified in writing of any such audit or other examination. MM and each of its subsidiaries have paid in full any demands raised by any tax authority as a result of any audit that has been previously conducted.

(v)   No adjustment relating to any Tax Returns filed by MM or any of its subsidiaries has been proposed in writing formally or informally by any tax authority to MM or any of its subsidiaries or any Representative thereof.

(vi)   Neither MM nor any of its subsidiaries has any Liability for any unpaid Taxes, whether or not such Taxes have been accrued for or reserved on the MM Financial Statements or the MM US GAAP Financials in accordance with GAAP or whether or not asserted or unasserted, contingent or otherwise, except for Taxes not yet due and payable or which are being contested in good faith.

(b)   Tax Agreements. Neither MM nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement other than agreements between MM and any of its subsidiaries.

(c)   No Intent to Acquire MM Stock. MM does not have any plan or intention to reacquire, and to MM’s Knowledge, no person related to MM within the meaning of Section 1.368-1(e)(3) of the United States Income Tax Regulations has any plan or intention to acquire, any MM Stock issued in the Merger.

(d)   No Other Actions. Neither MM nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.16.   Environmental Matters.

(a)   To the Knowledge of MM, MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, are in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

(b)   MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, possess all material Environmental Permits which are required for the operation of their respective businesses.

(c)   To the Knowledge of MM, there is no Environmental Claim pending or overtly threatened against MM, its subsidiaries or, with respect to the Contributed Assets only, its Affiliates.

(d)   To the Knowledge of MM, neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substances or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), so as to give rise to any Environmental Claim.

(e)   Without limiting the generality of the foregoing, to the Knowledge of MM, neither MM nor any of its subsidiaries or the Contributed Assets have any outstanding legal or contractual obligation under any applicable Environmental Law, or any unresolved enforcement action or Liability pursuant to any Environmental Law, including but not limited to, any outstanding investigation, cleanup, removal, response activity, remediation, or corrective action obligation under any applicable Environmental Law or any outstanding indemnification obligation owed to any third party under any applicable Environmental Law relating to the MM Leased Real Estate, any formerly owned or operated property, or any offsite disposal location.

(f)   To the Knowledge of MM, neither this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental entity or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(g)   MM and its Affiliates have made available to the Company copies of all material Environmental Permits, studies, reports and audits or correspondence to or from any government authority pertaining to MM Leased Real Estate that are within MM’s and its Affiliates’ possession or control.

4.17.   Intellectual Property.

(a)   Section 4.17(a)(i) of MM Disclosure Letter contains an accurate and complete list of all MM Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable, (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (ii) the registration or application numbers thereof. Section 4.17(a)(ii) of the MM Disclosure Letter contains an accurate and complete list of all MM Intellectual Property Rights that are material to the business of MM or any of its subsidiaries or with respect to the Contributed Assets. Section 4.17(a)(iii) of the MM Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of MM or any of its subsidiaries or with respect to the Contributed Assets, excluding (x) commercially available “off the shelf” software, and (y) Computer Software that MM or any of its subsidiaries or the Contributed Assets receives as “free software”, “open source software” or under a similar licensing or distribution model). Section 4.17(a)(iii) of the MM Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of MM or any of its subsidiaries or with respect to the Contributed Assets, as the case may be. Section 4.17(a)(iv) of the MM Disclosure Letter lists all Computer Software and service offerings that MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, have licensed, sold, distributed or provided to third parties in the five (5) years prior to the date hereof, or that MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, is obligated to provide maintenance or support thereunder (collectively, “MM Products”). Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, own any patents or patent applications.

(b)   Section 4.17(b)(i) of the MM Disclosure Letter lists any License Agreements and Contracts under which MM or any of its subsidiaries has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any MM Intellectual Property Right. Section 4.17(b)(ii) of the MM Disclosure Letter lists any License Agreements and Contracts under which

(x) MM or any of its subsidiaries has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from MM or any of its subsidiaries or from escrow.

(c)   Neither MM nor any of its subsidiaries are a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations that restrict the rights of MM, any of its subsidiaries or the Contributed Assets to use or enforce any MM Intellectual Property Rights.

(d)   MM, its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, as applicable, own all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all MM Intellectual Property Rights. Except as listed in Section 4.17(d) of the MM Disclosure Letter, MM or one of its Affiliates, as applicable, are listed in the records of the appropriate United States, state or foreign agency as the sole owner for each MM Registered Intellectual Property Right.

(e)   To the Knowledge of MM, MM’s and its subsidiaries’ Licensed Intellectual Property Rights and the MM Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of MM, its subsidiaries and the Contributed Assets as currently conducted. To MM’s Knowledge, the conduct of the business of MM, its subsidiaries and the Contributed Assets as such business is currently conducted, including the design, development, marketing and sale of the MM Products and services: (A) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (B) does not constitute unfair competition or unfair trade practices under the Laws in the United States.

(f)   None of MM, any of its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, has received any written, or, to the Knowledge of MM, oral communications from any third party claiming that the operation of the business of MM, any of its subsidiaries or the Contributed Assets or any act of MM, any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates, or MM Product or service or the use of any MM Product or service infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates, has received any written communication from a third party pursuant to which the third party offered any of them a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.

(g)   Neither MM nor any of its subsidiaries has received written notice of, and to the Knowledge of MM, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any MM Intellectual Property Rights. To the Knowledge of MM, there is no pending or threatened Legal Action relating to the business of MM, its subsidiaries or the Contributed Assets before any Governmental Entity in any jurisdiction: challenging the ownership, use, validity, enforceability, or registrability of any of MM’s or its subsidiaries’ Licensed Intellectual Property Rights or the rights of MM or any of its subsidiaries to use or exploit any of MM’s or its subsidiaries’ Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a MM Material Adverse Effect.

(h)   To the Knowledge of MM, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any MM Intellectual Property Rights. Neither MM nor any of its Affiliates has brought any Legal Action against any third party alleging infringement, misappropriation or violation of MM Intellectual Property Rights that remain unresolved. MM and its Affiliates, as applicable, have the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of the MM Intellectual Property Rights.

(i)   To the Knowledge of MM, the MM Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to the MM Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of MM, neither MM nor any of its Affiliates nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any of the MM Intellectual Property Rights or MM’s and its subsidiaries’ Licensed Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any MM Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such MM Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such MM Registered Intellectual Property Rights.

(j)   There are no actions that must be taken by MM or any of its subsidiaries within 120 days of the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any MM Registered Intellectual Property Rights.

(k)   MM and its Affiliates have made commercially reasonable efforts to protect their respective trade secrets and preserve their status as intellectual property under applicable Law. MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, as applicable, have in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement.

(l)   Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of MM or its subsidiaries under such License Agreements or Contracts to the same extent MM or its subsidiaries would have been able to had the transactions contemplated hereby, including the MM Reorganization, not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties, payments which MM or its subsidiaries would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not (i) result in the breach, modification, cancellation, termination, or suspension of any of MM’s or its subsidiaries’ or the Contributed Assets’ License Agreements or any Contract with any customer of MM or any of its subsidiaries or the Contributed Assets, or give any Person (other than MM or any of its subsidiaries) or a party to any of MM’s or its subsidiaries’ or the Contributed Assets’ License Agreements or any Contract with any customer of MM or any of its subsidiaries or the Contributed Assets the right to do any of the foregoing, (ii) give rise to a right by any third party to obtain, directly from MM or any of its subsidiaries or from escrow, source code for Computer Software or other proprietary materials of MM or any of its subsidiaries or the Contributed Assets, (iii) result in the loss or impairment of MM’s or its subsidiaries’ or the Contributed Assets’ ownership of or right to use MM Intellectual Property Rights or Licensed Intellectual Property Rights, or (iv) cause Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).

(m)   To MM’s Knowledge, since March 31, 2013, MM and its Affiliates have complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of MM, its subsidiaries and the Contributed Assets. To the Knowledge of MM, MM and its Affiliates have at all times complied in all material respects with all rules, policies and procedures established by MM or any of its Affiliates, as applicable, from time to time with respect to the foregoing, if any. To MM’s Knowledge, no claims are pending or threatened or likely to be asserted against MM or any of its Affiliates by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To MM’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.

(n)   With respect to sensitive personally identifiable information, to MM’s Knowledge, MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates have taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of MM, there has been no unauthorized access to or other misuse of that information.

4.18.   Material Agreements. Section 4.18 of the MM Disclosure Letter sets forth a list of all MM Material Agreements. All of the MM Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of MM or its Affiliates, as applicable, and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by MM or any of its Affiliates under any of the MM Material Agreements or, to the Knowledge of MM, events which with notice or the passage of time would constitute a material breach or default by MM or any of its Affiliates, and neither MM nor any of its Affiliates have received written notice of any such material breach or default from any other party under any of the MM Material Agreements. MM has made available to the Company true and complete copies of all MM Material Agreements, including all amendments thereto.

4.19.   Customers and Suppliers. MM has delivered to the Company a list identifying each customer of MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, from which, for the twelve (12) month period ended March 31, 2014 and the eight month period ended November 30, 2014, MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates received revenue (on a consolidated basis) in excess of $4,000,000 for such year or period, as applicable (collectively, “MM Major Customers”). Section 4.19 of the MM Disclosure Letter sets forth the names of the five (5) largest suppliers (by consolidated expenditure) to MM, its subsidiaries and the Contributed Assets for the twelve (12) month period ended March 31, 2014 and the eight month period ended November 30, 2014. Within the preceding twelve (12) months, neither MM nor any of its Affiliates has received written or, to the Knowledge of MM, oral notice that any MM Major Customer or supplier listed in Section 4.19 of the MM Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with MM or any of its subsidiaries or the Contributed Assets, (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with MM or any of its subsidiaries or the Contributed Assets, or (iii) intends to refuse to pay any amount due to MM or any of its subsidiaries or the Contributed Assets or seek to exercise any remedy against MM or any of its subsidiaries or the Contributed Assets. Neither MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, within the past twelve (12) months have been engaged in any material dispute with any MM Major Customer or supplier listed in Section 4.19 of the MM Disclosure Letter. MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates are in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.

4.20.   Agreements with Regulatory Agencies. Neither MM nor any of its subsidiaries (a) is subject to any cease-and-desist or other Order issued by, (b) is not a party to any Contract, consent agreement or memorandum of understanding with, (c) is not a party to any commitment letter or similar undertaking to, (d) is not subject to any order or directive by, (e) is not a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of MM and its subsidiaries and the Contributed Assets after the Effective Time, as presently conducted. Neither MM nor any of its subsidiaries have been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not reasonably be expected to result in a MM Material Adverse Effect.

4.21.   Accounts Receivable. The accounts receivable of MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by MM or any of its Affiliates in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not subject to any defenses, set-offs or counterclaims. MM and its Affiliates have performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time.

4.22.   Insurance. All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by MM, any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates are listed in Section 4.22 of the MM Disclosure Letter (the “MM Insurance Policies”) and true and complete copies of the MM Insurance Policies have been made available to the Company. Neither MM nor any of its Affiliates has received any written notice of cancellation of premium increase with respect to or alteration of coverage under any MM Insurance Policy since January 1, 2014. Neither MM nor its Affiliates have received any written notice that any carrier under such MM Insurance Policies is financially insolvent. There are no claims related to the business of MM, its subsidiaries or the Contributed Assets pending under any MM Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither MM nor its Affiliates are in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any MM Insurance Policy. Since January 1, 2011, any claims under any MM Insurance Policy have been reported to carriers in a timely manner. All such MM Insurance Policies (x) are valid and binding in accordance with their terms (y) to the Knowledge of MM, are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. The MM Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to MM, its subsidiaries and the Contributed Assets and are sufficient for compliance, in all material respects, with all applicable Laws and Contracts to which MM, its subsidiaries or the Contributed Assets are a party or by which they are bound.

4.23.   Board Approval. The Board of Directors of MM has, as of the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the shareholders of MM and (iii) recommended that the stockholders of MM approve and adopt the Agreement and approve the Merger.

4.24.   Vote Required. The affirmative vote of the holders of the outstanding shares of MM Stock in accordance with the CGCL and MM’s Articles of Incorporation and Bylaws (the “MM Stockholders’ Approval”) is the only vote of the holders of any class or series of MM’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby. MM has obtained the MM Stockholders’ Approval.

4.25.   Financial Statements.

(a)   Complete copies of the audited or unaudited (to the extent no audited financial statements exist as of the date of this Agreement) financial statements of MM and its subsidiaries consisting of the balance sheet of MM and each such subsidiary as at March 31, 2014, March 31, 2013 and June 30, 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, and unaudited financial statements consisting of the balance sheet of MM and its subsidiaries as at September 30, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six month period then ended (the “MM Financial Statements”) have been provided to the Company. The audited and unaudited financial statements included in the MM Financial Statements were prepared in accordance with Indian generally accepted accounting principles, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to MM and its subsidiaries taken as a whole) and the absence of complete footnotes)), in all material respects, the financial position of MM and its subsidiaries as at the respective dates thereof and the results of their operations and cash flows for the respective periods then ended, and were compiled from, and are consistent with, the books and records of MM and its subsidiaries, which books and records are accurate and complete in all material respects.

(b)   The audited and unaudited financial statements of MM and its subsidiaries (including financials related to the Contributed Assets) to be included in the Proxy Statement and the Registration Statement (the “MM US GAAP Financials”) will have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to MM, its subsidiaries and the Contributed Assets taken as a whole) and the absence of complete footnotes)), in all material respects, the financial position of MM, its subsidiaries and the Contributed Assets as at the respective dates thereof and the results of their operations and cash flows for the respective periods then ended and will have been compiled from, and be consistent with, the books and records of MM, its subsidiaries and the Contributed Assets, which books and records will be accurate and complete in all material respects.

4.26.   MM Reorganization.

(a)   Set forth in Section 4.26 of the MM Disclosure Letter is a complete and accurate description of the MM Reorganization, including: (i) the identity of all parties thereto; (ii) all Approvals necessary in order to consummate the MM Reorganization, as well as the expected timing of the receipt of such Approvals; (iii) all Contracts entered into by MM and its subsidiaries in connection with the MM Reorganization (the “MM Reorg Contracts”) and (iv) a list of all shareholders, members or other equity interest holders of MM and each of its subsidiaries.

(b)   The execution and delivery of the MM Reorg Contracts by MM or any subsidiaries does not, and the performance of the MM Reorg Contracts by MM or any of its subsidiaries will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of MM or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 4.26 of the MM Disclosure Letter, conflict with or violate any Law applicable to MM or any of its subsidiaries or by which either or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MM or any of its subsidiaries pursuant to, any MM Material Agreement, or (iv) cause the acceleration of any vesting of any awards for or rights to MM Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of MM Stock.

4.27.   Related Party Transactions. Except as otherwise set forth in Section 4.27 of the MM Disclosure Letter and other than in respect of Contracts or interests related to employment or incentive arrangements in the ordinary course of business, no executive officer or director of MM or any of its subsidiaries or any Person owning 5% or more of the shares of Surviving Corporation Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon MM or any of its subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

4.28.   Brokers. Neither MM nor any of its subsidiaries have incurred, nor will they incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V
COVENANTS

5.1.   Covenants of MM and the Company. At all times from and after the date hereof until the Effective Time, each of MM and the Company covenant and agree as to themselves and their respective subsidiaries that (except as necessary to effectuate the MM Reorganization and the Merger and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing, which such consent shall not be unreasonably withheld, conditioned or delayed):

(a)   Ordinary Course. Each party and their respective subsidiaries shall conduct their respective businesses only in, and none of the parties and their respective subsidiaries shall take any action except in, the ordinary course consistent with past practice.

(b)   Negative Covenants. Without limiting the generality of Section 5.1(a), (i) each party and its subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their respective present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental Entities, and (ii) except as necessary to effectuate the Merger and the MM Reorganization, neither party, nor their subsidiaries, shall, except as otherwise expressly provided for in this Agreement or as set forth in Section 5.1(b) of the MM Disclosure Letter:

(i)   amend or propose to amend their organizational documents;

(ii)   (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto;

(iii)   issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances pursuant to options or warrants outstanding on the date hereof and in accordance with their present terms);

(iv)   acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets, except, with respect to MM, for acquisitions for a total consideration not exceeding $10 million;

(v)   other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

(vi)   except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

(vii)   except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity;

(viii)   (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, in each case, other than in the ordinary course of business consistent with past practice and other than indebtedness incurred by MM for acquisition financing in an amount not exceeding $10 million, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money in excess of $500,000, in each case, other than in the ordinary course of its business consistent with past practice;

(ix)   enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Company Plan or MM Benefit Plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Plan or MM Benefit Plan in effect as of the date hereof, except for annual salary increases in the ordinary course of business consistent with past practices;

(x)   enter into any MM Material Agreement or Company Material Agreement, as applicable, or amend, modify or otherwise terminate any existing MM Material Agreement or Company Material Agreement, as applicable;

(xi)   make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $1 million for MM or $250,000 for the Company;

(xii)   make any material change in the lines of business in which it participates or is engaged;

(xiii)   institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; provided that neither party nor their subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or

(xiv)   enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

MM covenants that, pending consummation of the MM Reorganization, it shall cause its Affiliates to comply with the covenants in this Section 5.1 with respect to the Contributed Assets.

Nothing contained in this Agreement shall give to any party or its subsidiaries, directly or indirectly, rights to control or direct the operation of the other party or such other party’s subsidiaries prior to the Closing Date. Prior to the Closing Date, each party shall exercise, and shall cause its subsidiaries to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its own operations.

(c)   Advice of Changes. Each party shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, a Company Material Adverse Effect or a MM Material Adverse Effect, as applicable; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 5.1(c) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(d)   Notice and Cure. Each of MM and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of MM and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

(e)   Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of MM and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither MM nor the Company will, nor will it permit any of its subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

5.2.   No Solicitations.

(a)   The Company shall not, and shall cause the Subsidiary not to, and shall not authorize and shall use its commercially reasonable efforts to cause its and the Subsidiary’s Representatives not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.2(b), (i) encourage, solicit, initiate, induce, conduct, engage or participate in, any discussions or negotiations with, disclose any non-public information relating to the Company or any Subsidiary to, afford access to the business, properties, assets, books or records of the Company or the Subsidiary to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or the Subsidiary or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL (other than MM), (iii) enter into any binding or non-binding agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”), or (iv) grant approval pursuant to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover law, including Section 203 of the DGCL to any Person (other than MM). Subject to Section 5.2(b), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to MM, the Company Board Recommendation, (ii) recommend a Takeover Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Company Board Recommendation, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause the Subsidiary to, cease immediately and cause to be terminated, and shall not authorize, and shall use commercially reasonable efforts not to permit, any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or the Subsidiary that was furnished by or on behalf of the Company and the Subsidiary to return or destroy (and confirm destruction of) all such information.

(b)   Notwithstanding Section 5.2(a), prior to the receipt of the Company Stockholders’ Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.2(c) and Section 5.2(d), (i) participate in negotiations or discussions with any third party from which the Company received an unsolicited Takeover Proposal that the Company Board believes in good faith could constitute or result in a Superior Proposal, (ii) thereafter furnish to such third party (and any persons acting in concert with such third party and to their respective financing sources and Representatives) non-public information relating to the Company or the Subsidiary pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to MM), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take any such action could reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a)

promulgated under the Exchange Act with regard to a Takeover Proposal and the filing with the SEC of such disclosure pursuant to Rule 14d-9 and Rule 14e-2(a) shall not constitute a Company Adverse Recommendation Change in and of itself, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c)   The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.2(b) unless the Company shall have delivered to MM a prior written notice advising MM that it intends to take such action. The Company shall notify MM promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or the Subsidiary or for access to the business, properties, assets, books or records of the Company or the Subsidiary by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep MM reasonably informed, on a reasonably current basis, of the status and of any material change to the terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide MM with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to MM, copies of such information.

(d)   Except as set forth in this Section 5.2(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit the Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholders’ Approval, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit the Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies MM, in writing, at least five (5) Business Days (the “Notice Period”) before making such Company Adverse Recommendation Change or entering into (or causing the Subsidiary to enter into) such Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement for such Superior Proposal (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause the Subsidiary to, and shall use its commercially reasonable efforts to cause its and the Subsidiary’s Representatives to, during the Notice Period, negotiate with MM in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if MM, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies MM of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by MM during the Notice Period in the terms and conditions of this Agreement.

5.3.   Third Party Standstill Agreements. During the period from the date hereof through the Effective Time, except as contemplated by Sections 5.2(b), (c) or (d), neither the Company nor the Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

5.4.   Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board and MM and the members of its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

5.5.   Access to Information; Confidentiality.

(a)   Each of the Company and MM shall, and shall cause each of its subsidiaries to, throughout the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement, (i) provide the other party and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or MM, as applicable, and its subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or MM, as applicable, and its subsidiaries, and (ii) furnish promptly to such Persons all other information and data concerning the business and operations of the Company or MM, as applicable, and its subsidiaries as the other party or any of such other Persons reasonably may request. Neither party nor any of such party’s subsidiaries shall be required to provide access to or disclose information where such access or disclosure would: (A) jeopardize the protection of the attorney-client privilege; (B) contravene any Law; or (C) contravene any confidentiality obligations in favor of a third party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 5.5 that constitutes “Confidential Information” (as such term is defined in the Confidentiality Agreement) shall be governed by the terms of the Confidentiality Agreement.

(b)   Each party will hold, and will use its commercially reasonable efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby by a Governmental Entity), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or MM, as applicable, or its Representatives or Affiliates, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or MM, as applicable, and its Representatives or Affiliates or (z) later acquired by the Company or MM, as applicable, or its Representatives or Affiliates from another source if the recipient is not aware that such source is under an obligation to the Company or MM, as applicable, or such party’s Affiliates to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or MM, as the case may be, the other party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or MM, as applicable, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby or destroy or cause to be destroyed all such documentation and information and all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or MM, as applicable, or its Representatives or Affiliates.

5.6.   Preparation of Registration Statement and Proxy Statement, Charter Amendment.

(a)   The Company and MM shall prepare and file with the SEC as soon as reasonably practicable after the date hereof a single document constituting the Proxy Statement and Registration Statement.

The Company and MM shall use their respective commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the combined Proxy Statement and Registration Statement, the Company and MM shall prepare and the Company shall file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. No amendment or supplement to the combined Proxy Statement and Registration Statement will be made without the approval of each party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof (including Section 5.2), may amend or supplement the Proxy Statement and Registration Statement pursuant to an amendment or supplement to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Company Board for making such Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing. The Company and MM shall cooperate with each other in the preparation of the combined Proxy Statement and Registration Statement and any amendment or supplement thereto.

(b)   The Company and MM shall promptly notify the other and such other party’s counsel of the receipt of any comments or other communications, whether written or oral, from the SEC or its staff with respect to the combined Proxy Statement and Registration Statement and of any requests by the SEC or its staff for any amendment or supplement thereto or for additional information. The Company and MM shall promptly provide the other and such other party’s counsel with copies of all such comments or other communications between the SEC and such party or any of it Representatives with respect to the combined Proxy Statement and Registration Statement. The Company and MM shall provide the other a reasonable opportunity to participate in the response to those comments. Each of the Company and MM agrees to use its commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of, and requests by, the SEC and to cause (i) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (ii) the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.

(c)   The parties shall cause the combined Proxy Statement and Registration Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NYSE MKT and (iv) other applicable Laws, including the DGCL and the CGCL. All other documents that a party is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and all other applicable Laws.

(d)   If at any time prior to the Effective Time any event or circumstance relating to a party, or its officers or directors, is discovered that should be set forth in an amendment or a supplement to the combined Proxy Statement and Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other.

(e)   Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the qualification (or suspension) of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

(f)   As soon as reasonably practicable after the date hereof, MM will prepare for inclusion in the Proxy Statement and Registration Statement the MM US GAAP Financials required to be included therein.

5.7.   Approval of Stockholders. The Company shall, through the Company Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting on the adoption and approval of this Agreement and the Merger as soon as reasonably practicable after the date hereof. Subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit proxies from Company stockholders in order to obtain the Company Stockholders’ Approval. Except as provided in Section 5.2, the Company shall, through the Company Board, include in the Proxy Statement the Company Board Recommendation. In the event that the Company Stockholders’ Approval is not obtained on the date on which the Company Stockholders’ Meeting is initially convened, the Company Board shall have the right to adjourn such Company Stockholders’ Meeting on one or more occasions solely for the purpose of soliciting proxies from the Company’s stockholders in order to obtain the Company Stockholders’ Approval and, subject to Section 5.2, shall use its commercially reasonable efforts during any such adjournments to obtain the Company Stockholders’ Approval. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before the meeting is held.

5.8.   Credit Agreement; Warrants.

(a)   From and after the date this Agreement, the Company shall cause all amounts outstanding under the Credit Agreement to be repaid in full and all Indebtedness thereunder discharged and such Credit Agreement to be terminated, each, in form reasonably satisfactory to MM, in connection with the consummation of the Merger and the other transactions contemplated hereby.

(b)   In connection therewith, the parties shall use commercially reasonable efforts to cause the cancellation of the Company Warrants immediately prior to the Merger including, if permitted under the Company Warrant, by sending to the holders of such Company Warrants a notice forcing the exercise thereof. Any Warrant that is not so canceled prior to the Effective Time shall be assumed in accordance with its terms by the Surviving Corporation. MM and the Company pay in equal share all reasonable fees and other costs paid to the holders of all such Warrants for the cancellation of all such Warrants; provided, however, that no party shall settle with the holders of the Warrants without the consent of the other party hereto.

5.9.   Stock Exchange Listing. MM shall use its commercially reasonable efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger in accordance with this Agreement to be approved for listing on the NYSE MKT, subject to official notice of issuance, prior to the Effective Time.

5.10.   Tax Representation Letters. Officers of MM and the Company shall execute and deliver to Pepper Hamilton LLP, tax counsel for MM, and Sills Cummis & Gross P.C., tax counsel for the Company, tax representation letters, in each case, in form and substance reasonably acceptable to such counsel in order for them to issue the tax opinions referred to in Sections 6.2(h) and 6.3(f). Each of MM and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause to take any action which would cause to be untrue) any of the facts or other information set forth or referred to in the tax representation letters.

5.11.   Regulatory and Other Approvals; Further Assurances.

(a)   Subject to the terms and conditions of this Agreement, each of the Company and MM will proceed diligently and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings (including any Form 8-K filings) with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Merger and the transactions contemplated hereby, and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or delay the consummation of the Merger at the request of a Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. All such filings and notices made by a party shall be provided for review and comment by the other party and shall not be filed or made until reasonably acceptable to both parties.

(b)   Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Company or MM or to effect the other purposes of this Agreement.

5.12.   Equity-Based Awards.

(a)   The terms of each Option, whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be replaced by and substituted for an option (each, an “Adjusted MM Option”) to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, the number of shares of Surviving Corporation Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Surviving Corporation Common Stock subject to any such Adjusted MM Option will be an amount equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of an Option in accordance with the preceding provisions of this Section 5.12(a) would cause the related Adjusted MM Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to the Surviving Corporation and the Company that would not cause the related Adjusted MM Option to be treated as the grant of new stock right for purposes of Section 409A. For avoidance of doubt, each Adjusted MM Option shall be vested to the same extent to which the Option for which it was substituted was vested before or as of the Effective Time.

(b)   The terms of each restricted stock unit that is settleable in shares of Company Common Stock (a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time and does not fully vest by its terms as of the Effective Time (an “Unvested Company RSU”) shall be adjusted as necessary to provide that, at the Effective Time, each Unvested Company RSU outstanding immediately prior to the Effective Time shall be replaced by and substituted for a restricted stock unit (each, an “Adjusted MM RSU”) to acquire, on the same terms and conditions as were applicable under such Unvested Company RSU immediately prior to the Effective Time, the number of shares of Surviving Corporation Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. For avoidance of doubt, each Adjusted MM RSU shall be vested to the same extent to which the Unvested Company RSU for which it was substituted was vested before or as of the Effective Time.

(c)   To the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) (if applicable), the holder of each Company RSU that is outstanding immediately prior to the Effective Time and becomes vested by its terms before or as of the Effective Time (it being understood that any such award that vests pursuant to its terms before or as of the Effective Time shall, for purposes of this Agreement, be deemed to be vested immediately prior to the Effective Time) (a “Vested Company RSU”) shall receive the number of shares of Company Common Stock subject to such Vested Company RSU in accordance with the terms and conditions of such Vested Company RSU, including any terms and conditions regarding any Taxes required by applicable Law to be withheld, if any, with respect to the vesting of such Vested Company RSU.

(d)   The parties covenant to cause the Surviving Corporation to (x) take such actions as are necessary to establish a new omnibus equity award plan following the Effective Time and to prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the awards and shares of Surviving Corporation Common Stock subject to the Adjusted MM Options and Adjusted MM RSUs and other awards issued under such plan and, where applicable, (y) use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and (z) use its commercially reasonable efforts to maintain the effectiveness of such registration statement covering such

Adjusted MM Options and Adjusted MM RSUs (and to maintain the current status of the prospectus contained therein) for so long as any Adjusted MM Option or any Adjusted MM RSU remains outstanding.

(e)   With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Surviving Corporation shall administer any Adjusted MM Option and any Adjusted MM RSU assumed pursuant to this Section 5.12 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Adjusted MM Option or such Adjusted MM RSU complied with such rule prior to the Merger.

(f)   The Company and MM acknowledge and agree that the substitution of Options and Unvested Company RSUs for Adjusted MM Options and Adjusted MM RSUs, respectively, as provided in this Section 5.12 shall constitute the substitution of “Plan Awards” (as defined in the Company Option Plan) for equivalent awards of the Surviving Corporation for purposes of the Company Option Plan and such Plan Awards.

5.13.   Directors’ and Officers’ Indemnification and Insurance.

(a)   From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), Liabilities, judgments, fines and settlement amounts that are paid or incurred in connection with any Legal Action (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based directly or indirectly (in whole or in part) on, or arises directly or indirectly (in whole or in part) out of, the fact that such Indemnified Party is or was a director or officer of the Company or the Subsidiary and relates to or arises out of any action or omission occurring at or prior to the Effective Time (including in connection with this Agreement or any of the transactions contemplated hereby) (“Indemnified Liabilities”) to the fullest extent permissible under applicable Law; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its prior written consent; and provided, further, that the Surviving Corporation shall not be liable for any Indemnified Liabilities which occur as a result of fraud or the unlawful criminal actions, gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such Legal Action is brought against any Indemnified Party (whether arising prior to or after the Effective Time), the Surviving Corporation will pay expenses in advance to each Indemnified Party or promptly reimburse each Indemnified Party for such expenses as such expenses are incurred to the fullest extent permitted by applicable Law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable Law to repay such advance if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Legal Action, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any Liability which it may have under this paragraph except to the extent such failure prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm; provided, however, that the Surviving Corporation shall only be required to pay the reasonable fees and expenses of one law firm as determined by the Surviving Corporation, which law firm shall be reasonably satisfactory to the Surviving Corporation.

(b)   Except to the extent required by Law, from and after the Effective Time until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in its Articles of

Incorporation and Bylaws or other comparable charter documents of the Surviving Corporation and its subsidiaries (or such documents of any successor to the Surviving Corporation or any of its subsidiaries) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or the Subsidiary prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

(c)   The Company shall purchase, at its own cost and expense, at the Effective Time, a six-year prepaid “tail policy” with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the applicable directors and officers insurance policy of the Company in effect as of the date hereof; provided that the aggregate premium for such “tail policy” shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor the Company’s obligations thereunder.

(d)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall assume the applicable obligations of such party set forth in Section 5.13(c).

(e)   All rights to indemnification, advancement of expenses and exculpation by the Company or the Subsidiary now existing in favor of each Indemnified Party as provided in the respective certificates of incorporation, bylaws or other comparable charter documents of the Company or the Subsidiary, in each case as in effect on the date hereof, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The Surviving Corporation shall comply with and shall not amend without the consent of the other parties thereto, any indemnification Contracts of the Company or the Subsidiary with any of their respective current or former directors, officers or employees as in effect immediately prior to the Effective Time.

(f)   The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 5.13(c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation, bylaws or other comparable charter documents of the Company, the Subsidiary, the Surviving Corporation or any of their respective subsidiaries, under applicable Law or otherwise or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.

5.14.   Expenses. Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that out-of-pocket expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, as well as any filing and listing fees relating thereto (including any SEC filing fees and NYSE MKT listing fees) (the “Shared Expenses”) shall be shared by MM and the Company in accordance with the Sharing Ratio. The Company shall pay its portion of each Shared Expense in accordance with the Sharing Ratio at the Closing upon presentation of invoices evidencing such Shared Expenses.

5.15.   Stockholder Litigation. The Company shall promptly advise MM orally and in writing of any Legal Action brought by any stockholder of the Company against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby, including the Merger (each a “Company Transaction Legal Action”), and shall promptly inform MM of the status thereof. The Company shall give MM the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of, any Company Transaction Legal Action and shall not settle any Company Transaction Legal Action without the prior written consent of MM (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, each party shall be solely responsible for all of its own costs, fees and expenses associated with all Company Transactions Legal Actions. Following the Closing, all future costs, fees and expenses arising after the Effective Time in connection with such Company Transaction Legal Action shall be borne by the Surviving Corporation.

5.16.   Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and MM. Thereafter, the Company and MM agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either party, concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

5.17.   Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

5.18.   Delivery of Financial Statements. Within five (5) Business Days following the completion of the audited MM US GAAP Financials, MM shall deliver to the Company copies of the MM US GAAP Financials.

5.19.   Notice of Certain Events. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall give prompt notice to MM, and MM shall give prompt notice to the Company, in writing of any event, transaction or circumstance that has caused or could reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or could be reasonably expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 5.19 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any conditions contained herein.

5.20.   MM Reorganization. MM shall use its commercially reasonable efforts to, and to cause its Affiliates to, consummate the MM Reorganization.

5.21.   Ownership of MM. Except as described in Section 5.21 of the MM Disclosure Letter, MM shall use its best efforts to assure that there is no, and shall cause its shareholders not to permit or suffer any, change in record or beneficial ownership of the MM Stock at any time prior to immediately before the Effective Time.

5.22.   Employee Matters; Employee Benefits. The Surviving Corporation (and any successor thereto) shall, as of the Effective Time, employ all employees of the Company and the Subsidiary who are working for the Company or the Subsidiary as of the Effective Time (each, a “Continuing Employee”) with such employment to be on such terms and conditions as are acceptable to the Surviving Corporation. Such Continuing Employees shall be given credit for all service with the Company and/or the Subsidiary (and credit for service credited by the Company and/or the Subsidiary), to the same extent as such service was credited for such purpose by the Company and/or the Subsidiary with respect to the Company Plans, under each comparable plan, arrangement or policy maintained by the Surviving Corporation and any successor thereto under which a Continuing Employee participates for purposes of eligibility and vesting and benefit accrual (provided that such benefits shall not accrue and be double counted to the extent they are also provided by any plan, arrangement or policy maintained by the Surviving Corporation) and for the purposes of calculating the amount of each Continuing Employee’s severance benefits, if any. Other than as set forth in the employment agreement referred to in Section 6.2(g), nothing contained in this Agreement shall confer upon any Continuing Employee any continuing right with respect to employment by the Surviving Corporation or its Affiliates after the Effective Time, nor shall anything herein interfere with the right of Surviving Corporation or its Affiliates to terminate the employment of any such Continuing Employee at any time, with or without cause, or restrict the Surviving Corporation or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Continuing Employee. No provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Surviving Corporation or any of its Affiliates to amend, modify or terminate any such employee benefit plan.

5.23.   Closing Working Capital.

(a)   At least fifteen (15) days prior to the Closing Date, each party shall prepare and deliver, or cause to be prepared and delivered, to the other party a certificate certified by its Chief Financial Officer setting forth a good faith estimate of such party’s Working Capital as of the close of business on the day immediately prior to the Closing Date (the “WC Closing Certificate”). Such WC Closing Certificate shall set forth detailed calculations of such party’s Working Capital and be accompanied by reasonable supporting documentation. The parties shall discuss in good faith their respective determinations and any disagreements related thereto in order to agree to final Working Capital amounts for each party promptly prior to the Closing Date. In connection therewith, each party shall afford the other reasonable access upon the terms and conditions set forth in Section 5.5 to its officers, employees, agents, accountants, assets, properties, books and records in order to resolve any disagreement and finalize the parties respective Working Capital amounts.

(b)   Following finalization of each party’s Working Capital amount under Section 5.23(a) above, if MM’s Working Capital does not represent 83.5% of the combined Working Capital amounts of MM and the Company as of the date of determination, MM shall take all necessary actions to cause the MM Working Capital to represent 83.5% of the combined Working Capital amounts of MM and the Company as finalized above, including making cash infusions or cash dividends or other distributions, as the case may be. For the avoidance of doubt, the Exchange Ratio shall not be adjusted as a result of the provisions of this Section 5.23 or of any actions taken by MM pursuant to this Section 5.23.

5.24.   Accounting Adjustment. Following receipt of the Company Stockholders’ Approval, completion of the MM Reorganization and obtaining confirmation from the NYSE MKT of the Exchange Listing and provided MM is not in breach or violation of the terms of this Agreement at such time, simultaneously with the consummation of the Merger, the Company will take a one-time charge (the “One-Time Charge”) to expense in its accounts for (x) the unamortized portion of the capitalized software amount and (y) the deferred tax assets, in each case, in its balance sheet in order to conform to certain accounting practices of the Surviving Corporation.

ARTICLE VI
CONDITIONS

6.1.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)   Stockholder Approval. The Company Stockholders’ Approval shall have been obtained.

(b)   Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. MM shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Surviving Corporation Common Stock pursuant to this Agreement after the Merger.

(c)   Exchange Listing. The shares of Surviving Corporation Common Stock issuable to the Company’s stockholders in the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE MKT (the “Exchange Listing”), subject to official notice of issuance.

(d)   MM Reorganization. The MM Reorganization shall have been completed and be effective.

(e)   Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions hereby and no such Law or Order shall be pending.

6.2.   Conditions to Obligation of MM to Effect the Merger. The obligation of MM to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by MM in its sole discretion):

(a)   Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. The Company shall have delivered to MM a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board or President, to such effect.

(b)   Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to MM a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board or President, to such effect.

(c)   Governmental and Regulatory and Other Consents and Approvals. Other than the filing of the Certificates of Merger and the Company Stockholders’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of MM, the Company or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 6.2(c) of the Company Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to MM.

(d)   Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to MM, and MM shall have received copies of all such documents and other evidences as MM may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e)   Company Material Adverse Effect. Since the date hereof, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)   Affidavit. The Company shall have delivered a certificate (in form and substance acceptable to MM) pursuant to Section 1.1445-2(c)(3) of the U.S. Income Tax Regulations stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.

(g)   Employment Agreement. Mr. Shah shall remain the Company’s Chief Executive Officer immediately prior to the Effective Time and shall have entered into an employment and restrictive covenant agreement in form and substance mutually acceptable to MM and Mr. Shah prior to the Closing Date.

(h)   Tax Opinion. MM shall have received the opinion of Pepper Hamilton LLP, counsel to MM, in form and substance reasonably satisfactory to MM, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and the certificates obtained from officers of MM and the Company, all of which are consistent with the state of facts existing as of the

Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and MM will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 6.2(h), Pepper Hamilton LLP shall have received and may rely upon the tax representation letters referred to in Section 5.10 hereof.

6.3.   Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)   Representations and Warranties. The representations and warranties made by MM in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. MM shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of MM by its Chairman of the Board, President or any Vice President, to such effect.

(b)   Performance of Obligations. MM shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by MM at or prior to the Closing, and MM shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of MM by its Chairman of the Board, Chief Executive Officer, President or any Vice President, to such effect.

(c)   Governmental and Regulatory and Other Consents and Approvals. Other than the filing of the Certificates of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of MM, the Company or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 6.3(c) of the MM Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to the Company.

(d)   Proceedings. All proceedings to be taken on the part of MM in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(e)   MM Material Adverse Effect. Since the date hereof, there shall not have been any MM Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a MM Material Adverse Effect.

(f)   Tax Opinion. The Company shall have received the opinion of Sills Cummis & Gross P.C., counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and the certificates obtained from officers of MM and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and MM will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 6.3(f), Sills Cummis & Gross P.C. shall have received and may rely upon the tax representation letters referred to in Section 5.10 hereof.

ARTICLE VII
TERMINATION

7.1.   Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval:

(a)   By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)   By either the Company or MM upon notification to the non-terminating party by the terminating party:

(i)   at any time after July 30, 2015 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the condition set forth in Section 6.1(c) hereof, the parties hereto may agree in writing to extend such date to a date not later than September 15, 2015;

(ii)   if the Company Stockholders’ Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at the Company Stockholders’ Meeting, or any adjournment thereof, called therefor;

(iii)   if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party;

(iv)   if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law shall have become final and non-appealable; or

(c)   By the Company if (i) the Company Board shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Company Board breaching its fiduciary duties to stockholders under applicable Law by reason of the pendency of an unsolicited, bona fide Takeover Proposal, but only if the Company and the Subsidiary and Representatives of the Company shall have complied with their obligations under Section 5.2; provided, however, that the Company may not terminate this Agreement pursuant to this clause (c) unless (x) forty-eight (48) hours shall have elapsed after delivery to MM of a written notice of such determination by such Company Board and (y) the Company shall have paid to MM any amounts owed by it pursuant to Section 7.2(b); or

(d)   By MM if the Company Board (or any committee thereof) shall have (i) withdrawn or modified in a manner adverse to MM its Company Board Recommendation or resolved to do so, (ii) recommended or taken no position with respect to a Takeover Proposal or resolved to do so, or (iii) following the announcement or making of a Takeover Proposal, failed to publicly reconfirm its Company Board Recommendation within 24 hours following a written request for such reconfirmation by MM.

(e)   Notwithstanding anything to the contrary in this Article VII, none of (i) the failure by MM to obtain any Approvals, court orders or other consents required for any part of the MM Reorganization, including approval by its Affiliates’ public equityholders of the MM Reorganization, (ii) the failure by the Company to obtain the Company Stockholders’ Approval (other than as a result of the Company Board exercising its rights under Section 5.2 in connection with a Takeover Proposal) or (iii) the failure to secure the Exchange Listing due to the failure to satisfy the NYSE MKT listing requirements with respect to the number of stockholders, minimum price or minimum market value of public float required by such listing requirements, shall be deemed a breach of this Agreement for the purposes of Section 7.2(b) below.

7.2.   Effect of Termination.

(a)   If this Agreement is validly terminated by either the Company or MM pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either the Company or MM (or any of their respective Representatives or Affiliates), except (i) that the provisions of Sections 5.5(b), 5.14 and 5.16 and this Section 7.2 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

(b)   If (x) the Company shall have terminated this Agreement pursuant to Section 7.1(c) or (y) MM shall have terminated this Agreement pursuant to Section 7.1(d) or Section 7.1(b)(iii), in either of such cases, the Company shall pay to MM a termination fee of $2,500,000. If the Company shall have terminated this Agreement pursuant to Section 7.1(b)(iii), MM shall pay to the Company a termination fee of $2,500,000. Any fee payable under this Section 7.2(b) shall be paid by wire transfer of immediately available funds contemporaneous with a termination described in clause (x) or (y).

(c)   If, following the public announcement of a Takeover Proposal by any Person, either MM or the Company shall have terminated this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) and, within six (6) months after any termination described in this sentence, the Company or the Subsidiary shall have entered into a binding agreement providing for the consummation of (and which in fact is consummated pursuant to such binding agreement), or shall have consummated a Company Acquisition Agreement, then, in any of such cases, the Company shall pay to MM a termination fee of $2,500,000. Any fee payable under this Section 7.2(c) shall be paid by wire transfer of immediately available funds concurrent with or prior to the consummation of such transaction under the Company Acquisition Agreement.

(d)   Each party agrees that in the event that a termination fee is paid pursuant to Section 7.2(b) or Section 7.2(c), the payment of such termination fee shall be the sole and exclusive remedy of the party to which such fee is paid, its subsidiaries and any of its respective shareholders, Affiliates, officers, directors, employees or representatives (collectively, “Related Persons”), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any Legal Action arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company or MM, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE VIII
DEFINED TERMS

8.1.   Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Adjusted MM Option” has the meaning set forth in Section 5.12(a).

“Adjusted MM RSU” has the meaning set forth in Section 5.12(b).

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Approvals” has the meaning set forth in Section 3.1(a).

“Blue Sky Laws” has the meaning set forth in Section 3.5(b).

“Book-Entry Shares” has the meaning set forth in Section 2.2(b).

“Business Day” means a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Certificates” has the meaning set forth in Section 2.2(b).

“Certificates of Merger” has the meaning set forth in Section 1.2.

“CGCL” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” has the meaning set forth in Section 3.11(f).

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.2.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has meaning set forth in Section 3.25.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.

“Company Financial Advisor” has the meaning set forth in Section 3.27.

“Company Financial Statements” has the meaning set forth in Section 3.6.

“Company Insurance Policies” has the meaning set forth in Section 3.24.

“Company Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to the Company or the Subsidiary, as applicable.

“Company Leases” has the meaning set forth in Section 3.15(a).

“Company Leased Real Estate” has the meaning set forth in Section 3.15(a).

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and the Subsidiary, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy or financial or securities markets; (b) the announcement of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Subsidiary with employees, customers, suppliers or partners; (c) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); (d) changes (including changes of applicable Law) or general conditions in the industry in which the Company and the Subsidiary operate; (e) changes in GAAP (or authoritative interpretations of GAAP); (f) any Company Transaction Legal Action, to the extent relating to the negotiations between the parties and the terms and conditions of this Agreement; and (g) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 5.24); provided, further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and the Subsidiary, taken as a whole, compared to other participants in the industries in which the Company and the Subsidiary conduct their respective businesses.

“Company Major Customers” has the meaning set forth in Section 3.20.

“Company Material Agreements” means each Contract to which the Company or the Subsidiary is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by the Company or the Subsidiary of any amount or value reasonably expected to be in excess of $1,500,000 annually; (b) contains covenants limiting the freedom of the Company or the Subsidiary to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of the Company or the Subsidiary to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of the Company or the Subsidiary whose annual total compensation exceeds $200,000 or any director of the Company or the Subsidiary; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of the Company or the Subsidiary); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, the Company or the Subsidiary in an amount in excess of $250,000; (f) is a lease or agreement under which the Company or the Subsidiary is a lessor of or permits any third party to hold or operate any property owned or controlled by the Company or the Subsidiary; (g) relates to the use of, or the right to use, Intellectual Property Rights by the Company, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of the Company or the Subsidiary; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice without penalty; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers or Affiliates of the Company or the Subsidiary; (n) relates to voting, transfer or other arrangements related to any equity interests of the Company or the Subsidiary or warrants, options or other rights to acquire any equity interests of the Company or the Subsidiary (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of the Company and the Subsidiary.

“Company Option Plan” has the meaning set forth in Section 3.3(a).

“Company Products” has the meaning set forth in Section 3.18(a).

“Company Permits” has the meaning set forth in Section 3.7(b).

“Company Plans” has the meaning set forth in Section 3.11(a).

“Company Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in the Company Intellectual Property Rights.

“Company RSU” has the meaning set forth in Section 5.12(b).

“Company RSU Awards” has the meaning set forth in Section 3.3(a).

“Company SEC Reports” has the meaning set forth in Section 3.6.

“Company Stockholders’ Approval” has the meaning set forth in Section 3.26.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.7.

“Company Transaction Legal Action” has the meaning set forth in Section 5.15.

“Company Warrants” has the meaning set forth in Section 2.1(c).

“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement and Restrictive Covenant by and between MM and the Company, dated September 23, 2013.

“Continuing Employee” has the meaning set forth in Section 5.22.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.

“Contributed Assets” has the meaning set forth in the definition of “MM Reorganization.”

“Credit Agreement” means that certain Loan and Security Agreement by and among the Subsidiary and Imperium Commercial Finance Master Fund LP dated September 11, 2012.

“DGCL” has the meaning set forth in the recitals.

“DOL” means the United States Department of Labor.

“DTC” has the meaning set forth in Section 2.2(b).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the Company Leased Real Estate or MM Leased Real Estate, as applicable; or (2) any violation of Environmental Law.

“Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Exchange Act” has the meaning set forth in Section 3.5(b).

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Listing” has the meaning set forth in Section 6.1(c).

“Exchange Reserve” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” has the meaning set forth in Section 2.1(a).

“existing subsidiaries” has the meaning set forth in Section 4.1(a).

“GAAP” has the meaning set forth in Section 3.6(a).

“Governmental Entity” has the meaning set forth in Section 3.5(b).

“Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.

“Indebtedness” means, without duplication to current liabilities, all (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons, (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness, (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”. Notwithstanding the foregoing, for purposes of calculating Indebtedness under this Agreement, indebtedness incurred by MM to fund the costs, fees and expenses of the transactions contemplated by Section 5.1(b) of the MM Disclosure Letter shall not constitute “Indebtedness” under this Agreement.

“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).

“Indemnified Parties” has the meaning set forth in Section 5.13(a).

“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Employee Plan” means an employee plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual Knowledge after reasonable enquiry of the Persons listed in Section 8.1 of the Company Disclosure Letter, and with respect to MM, the actual Knowledge after reasonable enquiry of the Persons listed in Section 8.1 of the MM Disclosure Letter; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third party contractors.

“Law” has the meanings set forth in Section 3.3(a).

“Legal Action” means claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.

“Liabilities” has the meaning set forth in Section 3.9.

“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.

“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.

“Merger” has the meaning set forth in Section 1.1.

“MM” has the meaning set forth in the preamble.

“MM Benefit Plans” has the meaning set forth in Section 4.10(a).

“MM Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“MM Financial Statements” has the meaning set forth in Section 4.25(a).

“MM Insurance Policies” has the meaning set forth in Section 4.22.

“MM Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed to or registered to MM, any of its subsidiaries or the Contributed Assets, as applicable.

“MM Leased Real Estate” has the meaning set forth in Section 4.14(a).

“MM Leases” has the meaning set forth in Section 4.14(a).

“MM Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of MM, its subsidiaries and the Contributed Assets, taken as a whole, or (ii) the ability of MM to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a MM Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy or financial or securities markets; (b) the announcement of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise of MM or any of its subsidiaries or the Contributed Assets with employees, customers, suppliers or partners; (c) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); (d) changes (including changes of applicable Law) or general conditions in the industry in which MM, its subsidiaries or the Contributed Assets operate; (e) changes in GAAP (or authoritative interpretations of GAAP) and (f) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 5.24); provided, further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a MM Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on MM, its subsidiaries and the Contributed Assets, taken as a whole, compared to other participants in the industries in which MM, its subsidiaries or the Contributed Assets conduct their respective businesses.

“MM Major Customers” has the meaning set forth in Section 4.19.

“MM Material Agreements” means each Contract to which MM or any of its subsidiaries is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by MM or any of its subsidiaries of any amount or value reasonably expected to be in excess of $2,500,000 annually; (b) contains covenants limiting the freedom of MM or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of MM or any of its subsidiaries to acquire equity interests in any Person; (c) is an employment or severance contract, or indemnification contract, or a consulting or non-compete agreement, applicable to employees of MM, any of its subsidiaries or the Contributed Assets whose annual total compensation exceeds $350,000 or a director of the Company or any of its subsidiaries; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of MM or any of its subsidiaries); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, MM or any of its subsidiaries in an amount in excess of $500,000; (f) is a lease or agreement under which MM or any of its subsidiaries is a lessor of or permits any third party to hold or operate any property owned or controlled by MM or any of its subsidiaries; (g) relates to the use of, or the right to use, Intellectual Property Rights by MM, except for any of the foregoing related to the use of generally available computer software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer, director or their family members of MM or any of its subsidiaries; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice without penalty; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers, managers or Affiliates of MM or any of its subsidiaries; (n) relates to voting, transfer or other arrangements related to any equity interests of MM or any of its subsidiaries or warrants, options or other rights to acquire any equity interests of MM or any of its subsidiaries (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of MM, any of its subsidiaries or the Contributed Assets.

“MM Permits” has the meaning set forth in Section 4.6(b).

“MM Products” means all Computer Software and service offerings that MM or any of its subsidiaries have licensed, sold, distributed or otherwise disposed to third parties in the five (5) years prior to the date hereof, or that MM or any of its subsidiaries intends to produce, sell, distribute or otherwise dispose of in the future, with respect to which MM, any of its subsidiaries or the Contributed Assets as of the date hereof is obligated to provide maintenance or support obligation, including in each case any products or service offerings under development.

“MM Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in the MM Intellectual Property Rights.

“MM Reorganization” means the contribution in a series of transactions set forth in Section 4.26 of the MM Disclosure Letter of all of the issued and outstanding equity interests of each of Mastek MSC Sdn. Bhd. and Majesco Canada Ltd., and of all of the UK insurance business assets of Mastek (UK) Ltd. and the insurance business assets of Majesco Software and Solutions India Private Limited (together, the “Contributed Assets”) to MM or its subsidiaries such that, after giving effect to all such transactions set forth in Section 4.26 of the MM Disclosure Letter, MM will be the direct or indirect owner of all of the Contributed Assets.

“MM Reorg Contracts” has the meaning set forth in Section 4.26(a).

“MM Stock” has the meaning set forth in Section 4.3(a).

“MM Stockholders’ Approval” has the meaning set forth in Section 4.24.

“MM US GAAP Financials” has the meaning set forth in Section 4.25(b).

“Notice Period” has the meaning set forth in Section 5.2(d).

“One-Time Charge” has the meaning set forth in Section 5.24.

“Options” has the meaning set forth in Section 3.3(a).

“Order” has the meaning set forth in Section 3.3(a).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) with respect to the Company or the Subsidiary, Liens securing indebtedness of the Company or the Subsidiary, provided that such indebtedness shall be in existence on the date hereof, and (h) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Proxy Statement” means the proxy statement relating to the Company Stockholders’ Meeting for the Company’s Stockholders’ Approval to be filed with the SEC by the Company, as may be amended or supplemented from time to time.

“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by MM for the issuance of the shares of Surviving Corporation Common Stock in the Merger, as may be amended or supplemented from time to time.

“Regulatory Agreement” has the meaning set forth in Section 3.21.

“Related Persons” has the meaning set forth in Section 7.2(d).

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Reorg Subsidiaries” has the meaning set forth in Section 4.1(a).

“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.5(b).

“Shared Expenses” has the meaning set forth in Section 5.14.

“Shares” has the meaning set forth in Section 2.2(b).

“Sharing Ratio” means 83.5% as to MM and 16.5% as to the Company.

“Subsidiary” has the meaning set forth in Section 3.1(a).

“subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisors) is more favorable from a financial point of view to the holders of Company Common Stock than the Merger and other transactions contemplated hereby, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the likelihood of obtaining financing pursuant to of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company and its stockholders, including such legal, regulatory and other aspects of such Takeover Proposal as deemed relevant by the Company Board, including potential synergies and other business considerations, and (e) any revisions to the terms of this Agreement and the Merger proposed by MM during the Notice Period set forth in Section 5.2(d).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 2.1(a).

“Takeover Proposal” means a proposal or offer, or indication of interest in making a proposal or offer, from any Person (other than MM) relating to any (a) direct or indirect acquisition of equity or assets of the Company or the Subsidiary equal to twenty five percent (25%) or more of the fair market value of the Company’s consolidated assets or to which twenty five percent (25%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty five percent (25%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty five percent (25%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or the Subsidiary, pursuant to which the holders of the Company’s shares immediately prior to such transaction own, in the aggregate, less than eighty-five percent (85%) of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof; provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of this Agreement, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax” or “Taxes” has the meaning set forth in Section 3.16(a).

“Tax Returns” has the meaning set forth in Section 3.16(b).

“Transaction Documents” has the meaning set forth in Section 3.4.

“Unvested Company RSU” has the meaning set forth in Section 5.12(b).

“Vested Company RSU” has the meaning set forth in Section 5.12(c).

“Voting Agreement” has the meaning set forth in the recitals.

“WC Closing Certificate” has the meaning set forth in Section 5.23.

“Working Capital” of a party means (i) the current assets (including cash and cash equivalents) minus (ii) the current liabilities, and minus (iii) all Indebtedness of such party as of the date of determination, in each case, determined in accordance with GAAP consistently applied in such party’s historical financial statements and derived from such party’s books and records and excluding the effects or anticipated effects of the Merger or any change in circumstances or similar development arising after the Closing Date; provided that (x) the Working Capital of each party shall include in current liabilities all unpaid costs and expenses of such party related to this Agreement, the Transaction Documents and the consummation of the Merger and the other transactions contemplated thereunder, including all costs and expenses of such party pursuant to Section 5.13, 5.14 and 5.15 and (y) the current liabilities of the Company shall include and reflect unanticipated current liabilities arising as a result of the Merger.

ARTICLE IX
GENERAL PROVISIONS

9.1.   Non-Survival of Representations and Warranties. The representations and warranties of the Company and MM contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

9.2.   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a)   if to MM (following the Effective Time), to:

Majesco
5 Penn Plaza, 33rd Street & 8th Avenue, 14th Floor
New York, NY 10001
Attention: Ketan Mehta, Chief Executive Officer, Farid
Kazani, Chief Financial Officer and Lori Stanley, General
Counsel
Telephone No.: 646-731-1000
Telecopy No.: 646-674-1392

with a copy to (which will not constitute notice to MM):

Pepper Hamilton LLP
620 Eighth Avenue
New York, NY 10018
Attention: Valérie Demont
Telephone No.: 212.808.2745
Telecopy No.: 212.286.9806

(b)   if to the Company, to:

Cover-All Technologies Inc.
412 Mt. Kemble Avenue, Suite 110C
Morristown, New Jersey
Attention: Manish D. Shah, President and Chief Executive Officer
Telephone No.: 973-461-5200
Telecopy No.: 973-461-5204

with a copy to (which will not constitute notice to the Company):

Sills Cummis & Gross P.C.
101 Park Avenue, 28th Floor
New York, New York 10178
Attention: David E. Weiss
Telephone No.: 212.500.1579
Telecopy No.: 212.643.6500

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

9.3.   Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

9.4.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5.   Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, Company Disclosure Letter and the MM Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) except as provided in Section 5.13, are not intended to confer upon any other Person any rights or remedies hereunder.

9.6.   Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval shall have been obtained, but after such adoption and approval, only to the extent permitted by applicable Law or in accordance with the rules of any self-regulatory organization. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

9.7.   Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion

9.8.   Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.9.   Governing Law; Dispute Resolution. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the

Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware. In the event (but only in the event) that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action or proceeding, then the parties will submit to personal jurisdiction of any federal court in the State of Delaware. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.

9.10.   Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11   Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12.   WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first written above.

MAJESCO

By:	/s/ Ketan Mehta
Name:	Ketan Mehta
Title:	President and Chief Executive Officer

COVER-ALL TECHNOLOGIES INC.

By:	/s/ Manish D. Shah
Name:	Manish D. Shah
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

VOTING AGREEMENT

[Filed as Exhibit 10.1 to this Current Report on Form 8-K]

EXHIBIT B

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:   The name of each constituent corporation is Majesco, a California corporation, and Cover-All Technologies Inc., a Delaware corporation.

SECOND:   The Agreement and Plan of Merger, dated as of December 14, 2014 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD:   The name of the surviving corporation is Majesco, a California corporation.

FOURTH:   The Articles of Incorporation of the surviving corporation shall be its Articles of Incorporation.

FIFTH:   The merger is to become effective at [time] on [date].

SIXTH:   The Merger Agreement is on file at 5 Penn Plaza (33rd Street & 8th Avenue), 14th Floor, New York, NY 10001, the place of business of the surviving corporation.

SEVENTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH:   The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as the enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings, if applicable, pursuant to the provisions of Section 262 of the Delaware General Corporation law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 5 Penn Plaza (33rd Street & 8th Avenue), 14th Floor, New York, NY 10001.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on the [  ] day of [          ], 2015.

Majesco,
a California corporation

By:
Name:	[ ]
Title:	President

Signature Page to State of Delaware Certificate of Merger

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”) is entered into between Majesco, a California corporation (herein “Surviving Corporation”), and Cover-All Technologies Inc., a Delaware corporation (herein “Merging Corporation”).

1.	At the Effective Time (as defined below), the Merging Corporation shall be merged with and into the Surviving Corporation, with the Surviving Corporation being the surviving entity (the “Merger”).

2.	The Merger provided in this Agreement will become effective at [time] on [date] (the “Effective Time”).

3.	Each share of common stock, par value $0.01 per share, of Merging Corporation issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive [.165] fully paid and non-assessable shares of common stock, par value $0.002 per share, of Surviving Corporation (the “Surviving Corporation Common Stock”) as further set forth in the Agreement and Plan of Merger, dated as of December 14, 2014, by and between Surviving Corporation and Merging Corporation.

4.	The Surviving Corporation Common Stock issued and outstanding shall remain outstanding and unaffected by the Merger.

5.	Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the Merger.

6.	This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

7.	The effect of the Merger is as prescribed by law.

IN WITNESS WHEREOF the parties have executed this Agreement.

Majesco

[Typed name of President], President

[Typed name of Secretary], Secretary

Cover-All Technologies Inc.

[Typed name of President], President

[Typed name of Secretary], Secretary

Certificate of Approval
of
Agreement of Merger

[           ] and [           ] certify that:

1.	They are the president and the secretary, respectively, of Majesco, a California corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors and by the stockholders of the corporation by a vote that equaled or exceeded the vote required.

3.	The stockholder approval was by the holders of 100% of the outstanding shares of the corporation.

4.	There is only one class of shares and the number of shares outstanding entitled to vote on the merger is [ ].

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [ ]

[Typed name of President], President

[Typed name of Secretary], Secretary

Certificate of Approval
of
Agreement of Merger

[           ] and [           ] certify that:

1.	They are the president and the secretary, respectively, of Cover-All Technologies Inc., a Delaware corporation.

2.	The principal terms of the Agreement of Merger in the form attached were duly approved by the board of directors and by the stockholders of the corporation by a vote that equaled or exceeded the vote required.

3.	The stockholder approval was by the holders of [ ]% of the outstanding shares of the corporation.

4.	There is only one class of shares and the number of shares outstanding entitled to vote on the merger is [ ].

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: [ ]

[Typed name of President], President

[Typed name of Secretary], Secretary

EXHIBIT C

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MAJESCO

The undersigned, Ketan Mehta and Lori Stanley, hereby certify that:

ONE: They are the duly elected and acting President and Secretary, respectively, of Majesco, a California corporation.

TWO: The Articles of Incorporation of the corporation are amended and restated in full to read as follows:

ARTICLE I

NAME

The name of the corporation is Majesco (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the “General Corporation Law”), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

CAPITAL STOCK

1.   The total number of shares of all classes of stock that the Corporation is authorized to issue is 500,000,000 of which [       ] shall be shares of common stock, par value $0.002 per share (“Common Stock”), and [       ] shall be shares of preferred stock (“Preferred Stock”), par value $0.002 per share. The Preferred Stock may be issued in one or more series. The board of directors of the Corporation (the “Board”) is authorized (a) to fix the number of shares of Preferred Stock of any series; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

ARTICLE IV

DIRECTORS

1.   Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of shareholders and his or her successor is elected, or his or her earlier resignation or removal.

2.   Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.

ARTICLE V

CUMULATIVE VOTING

No shareholder may cumulate votes in the election of directors.

ARTICLE VI

AFFILIATE GOING PRIVATE TRANSACTIONS

Majesco Limited, Mastek (UK) Ltd. and their Affiliates shall not engage in any Affiliate Going Private Transaction (as defined below) for a period of 24 months following           , 20171 (the “Expiration Date”), unless such Affiliate Going Private Transaction is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of more than 50% of the outstanding voting stock which is not owned by Majesco Limited, Mastek (UK) Ltd. and their Affiliates. Notwithstanding the foregoing, voting stock held by Majesco shall be counted for the purposes of determining the presence of a quorum and any director nominated, employed, or engaged by, or otherwise associated with Majesco Limited, Mastek (UK) Ltd. and their Affiliates shall not be restricted or limited in the exercise of his or her fiduciary duty.

The foregoing shall not restrict in any manner the Board or Majesco Limited, Mastek (UK) Ltd. and their Affiliates in responding to, voting in favor of, or accepting an offer from any other Person that is not Majesco Limited, Mastek (UK) Ltd. and their Affiliates in regards to any business combination, going private transaction or other transaction; provided, that the amount and type of consideration per share of voting stock to be received by Majesco Limited, Mastek (UK) Ltd. and their Affiliates in such transaction, if any, shall not be different from the amount and type of consideration to be received in such transaction with respect to the outstanding voting stock which is not owned by Majesco Limited, Mastek (UK) Ltd. and their Affiliates.

As used in this section only, the term:

(i) “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.

(ii) “Affiliate Going Private Transaction” means (a) a purchase of voting stock of the Corporation by Majesco Limited, Mastek (UK) Ltd. and their Affiliates, (b) a business combination of the Corporation with any of Majesco Limited, Mastek (UK) Ltd. or their Affiliates, or (c) a tender offer for, or requests for invitation for tenders of voting stock of the Corporation made by Majesco Limited, Mastek (UK) Ltd. and their Affiliates, in each of clauses (a), (b) and (c), the effect of which is to cause the common voting stock of the Corporation that is registered under the Securities Exchange Act of 1934 (the “Exchange Act”) to become eligible for termination of registration under the Exchange Act or to cause such common voting stock of the Corporation registered under the Exchange Act to cease to be listed on a national securities exchange or cease to be quoted on an authorized interdealer quotation system.

(iii) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(iv) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates: (i) beneficially owns such stock, directly or

[1]	Date to correspond to 24 months following the closing date of the Merger indirectly; or (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; or (iii)has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of such stock with any other person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(v) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(vi) “Voting stock” means, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

Any amendment or modification to, or repeal of, this Article VI shall require the affirmative vote of more than 50% of the outstanding voting stock which is not owned by Majesco Limited, Mastek (UK) Ltd. and their Affiliates. This Article VI shall terminate automatically and be of no further force and effect following the Expiration Date.

ARTICLE VII

LIABILITY OF DIRECTORS FOR MONETARY DAMAGES:
INDEMNIFICATION OF, AND INSURANCE FOR, CORPORATE AGENTS

1.   The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.   The Corporation shall have the power, by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the Corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the General Corporation Law, solely subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.

3.   The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Corporation would have the power to indemnify the agent under Section 317 of the General Corporation Law or these Articles of Incorporation.

4.   For the purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VIII

BY-LAWS

The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the General Corporation Law, solely by the affirmative vote of at least a majority of the total number of directors on the Board of Directors. The bylaws may also be amended or repealed by the shareholders, by the approval of a majority of the outstanding shares of the Corporation.

THREE:   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

FOUR:   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the amendment and restatement of the Articles of Incorporation is [One hundred eighty-three million four hundred fifty thousand] ([183,450,000]) shares. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles of Incorporation are true and correct of our own knowledge, as executed on this    day of          , 2015.

Ketan Mehta, President	Lori Stanley, Secretary

EXHIBIT D

MAJESCO

AMENDED AND RESTATED BYLAWS

Dated           , 2015

ARTICLE I

CORPORATE MANAGEMENT

The business and affairs of Majesco (the “Corporation”) shall be managed, and all corporate powers shall be exercised by or under the direction of the board of directors of the Corporation (the “Board”), subject to the Articles of Incorporation and the General Corporation Law of the State of California (the “General Corporation Law”).

ARTICLE II

OFFICERS

1.   Designation. The officers of the Corporation (i) shall consist of a Chief Executive Officer, President, Chief Financial Officer and Secretary and (ii) may consist of a Chairman of the Board (the “Chairman”), a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers with such titles and duties as the Board may from time to time elect. In addition to any such appointments that may be made by the Board, the Chairman, if an executive officer, shall also have the authority to appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions as the Chairman, if an executive officer, determines to be advisable. Any two or more offices may be held by the same person.

2.   Term. The officers of the Corporation shall be elected by the Board and serve at the pleasure of the Board and shall hold office until their resignation, removal or other disqualification from service, or until their successors are duly elected. Any officer may be removed from office at any time, with or without cause, by the vote of a majority of the total number of Directors. The Board may fill vacancies or elect new officers at any time. In the case of Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions, the Chairman, if an executive officer, may also remove any officers from such offices at any time, with or without cause.

3.   Chairman. The Chairman shall be a Director and shall preside at meetings of the Board and meetings of the shareholders, unless otherwise unavailable. The Chairman shall be responsible for Board and shareholder governance and, if an executive officer, in addition to the assistant officer appointment powers set forth above, shall have such duties and responsibilities as are customarily assigned to such position. Notwithstanding anything to the contrary contained herein, the Chairman need not be an officer of the Corporation.

4.   Chief Executive Officer. The Chief Executive Officer of the Corporation shall be the general manager and chief executive officer of the Corporation, subject to the control of the Board, and as such shall direct the overall business, affairs and operations of the Corporation, shall have general supervision of the officers of the Corporation and shall have all such other authority as is incident to such office.

5.   President. The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in directing the overall business, affairs and operations of the Corporation.

6.   Chief Operating Officer. The duties of the Chief Operating Officer of the Corporation shall include, but not be limited to, directing the day-to-day business, affairs and operations of the Corporation, under the supervision of the Chief Executive Officer and (to the extent the Chief Executive Officer is not also the President) the President.

7.   Vice Presidents. The Vice Presidents, one of whom shall be the chief financial officer, shall have such duties as the Chief Executive Officer or the Board shall designate and shall have all such other authority as is incident to such office.

8.   Chief Financial Officer. The Chief Financial Officer shall be responsible for the overall management of the financial affairs of the Corporation, and shall have all such other authority as is incident to such office.

9.   Secretary and Assistant Secretary. The Secretary shall attend all meetings of the shareholders and the Board, keep a true and accurate record of the proceedings of all such meetings and attest the same by his or her signature, have charge of all books, documents and papers which appertain to the office, have custody of the corporate seal and affix it to all papers and documents requiring sealing, give all notices of meetings, and have and perform all other duties usually appertaining to the office and all duties designated by the Bylaws, the Chief Executive Officer or the Board. In the absence of the Secretary, any Assistant Secretary may perform the duties and shall have the powers of the Secretary.

10.   Treasurer and Assistant Treasurer. The Treasurer shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board. In the absence of the Treasurer, any Assistant Treasurer may perform the duties and shall have all the powers of the Treasurer.

11.   Controller and Assistant Controller. The Controller shall be responsible for establishing financial control policies for the Corporation and shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board. In the absence of the Controller, any Assistant Controller may perform the duties and shall have all the powers of the Controller.

ARTICLE III

DIRECTORS

1.   Number. The Board shall consist of not less than 6 nor more than 9 Directors. The exact authorized number of Directors shall be fixed from time to time, within the limits specified, by approval of the Board or the shareholders. A reduction of the authorized number of Directors shall not shorten the term of any incumbent Director or remove any incumbent Director prior to the expiration of such Director’s term of office.

2.   Election. In any election of Directors of the Corporation that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Directors to be elected by those shares, shall be elected and votes against the Director and votes withheld shall have no legal effect.

In any uncontested election of Directors of the Corporation, approval of the shareholders (as defined in Section 153 of the General Corporation Law) shall be required to elect a Director. If an incumbent Director fails to be elected by approval of the shareholders in an uncontested election then, unless the incumbent Director has earlier resigned, the term of the incumbent Director shall end on the date that is the earlier of (a) 90 days after the date on which the voting results of the election are determined pursuant to Section 707 of the General Corporation Law or (b) the date on which the Board selects a person to fill the office held by that Director in accordance with Article III, Section 3 of these Bylaws and Section 305 of the General Corporation Law.

An “uncontested election” means an election of Directors of the Corporation in which the number of candidates for election does not exceed the number of Directors to be elected by the shareholders at that election, determined (a) in the case of an Annual Meeting of shareholders at the expiration of the time fixed under Section l(b) of Article V of these Bylaws requiring advance notification of Director candidates or (b) in the case of a Special Meeting of shareholders, at the date notice is given of the meeting or a time fixed by the Board that is not more than 14 days before that notice is given.

3.   Vacancies. Vacancies in the Board may be filled as set forth in the Articles of Incorporation.

4.   Removal. The entire Board of Directors or any individual Director may be removed from office with or without cause by an affirmative vote of shareholders holding a majority of the outstanding shares entitled to vote. If at any time a class or series of shares is entitled to elect one or more Directors under authority granted by the Articles of Incorporation, the provisions of this Section 4 shall apply to the vote of that class or series and not to the vote of the outstanding shares as a whole.

5.   Resignation. Any Director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

6.   Compensation. Members of the Board shall receive such compensation and reimbursement of expenses as the Board may from time to time determine.

7.   Regular Meetings. A regular meeting of the Board shall be held immediately after each Annual Meeting of shareholders. Other regular meetings of the Board shall be held on such dates and at such times and places as may be designated by resolution of the Board. Notice of regular meetings of the Board need not otherwise be given to Directors.

8.   Special Meetings. Special Meetings of the Board may be called at any time by the Chairman, the Lead Director, and the Chief Executive Officer, the President or a majority of the authorized number of Directors. Notice shall be given to each Director of the date, time and place of each Special Meeting of the Board. If given by mail, such notice shall be mailed to each Director at least four days before the date of such meeting. If given personally or by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means, such notice shall be given to each Director at least 48 hours before the time of such meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.

9.   Quorum. A majority of the authorized number of Directors shall be necessary to constitute a quorum for the transaction of business, and, except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, every act or decision of a majority of the Directors present at a meeting at which a quorum is present shall be valid as the act of the Board, provided that a meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for such meeting. A majority of Directors present at any meeting, in the absence of a quorum, may adjourn to another time.

10.   Action Upon Consent. Any action required or permitted to be taken by the Board may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action.

11.   Tele-conference, Video Participation. Members of the Board may participate in a meeting through use of conference telephone or electronic video screen communication, so long as all members participating in the meeting can hear one another. Such participation constitutes presence in person at the meeting.

12.   Directors Emeritus. The Board may from time to time elect one or more Directors Emeritus. Each Director Emeritus shall have the privilege of attending meetings of the Board, upon invitation of the Chairman, the Chief Executive Officer or the President. No Director Emeritus shall be entitled to vote on any business coming before the Board or be counted as a member of the Board for any purpose whatsoever.

13.   Lead Director. The Board may from time to time appoint a Lead Director who shall not be an officer of the Corporation and who will have such duties as determined by the Board or as provided in these Bylaws.

ARTICLE IV

COMMITTEES

1.   Committees. The Board may appoint one or more committees, each consisting of two or more Directors, to serve at the pleasure of the Board. The Board may delegate to such committees any or all of the authority of the Board except with respect to:

(a)   The approval of any action which also requires the approval of the shareholders or approval of the outstanding shares;

(b)   The filling of vacancies on the Board or on any committee;

(c)   The fixing of compensation of the Directors for serving on the Board or on any committee;

(d)   The amendment or repeal of bylaws or the adoption of new bylaws;

(e)   The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(f)   A distribution to the shareholders, except at a rate, in a periodic amount or within a price range set forth in the Articles of Incorporation or determined by the Board; and

(g)   The appointment of other committees of the Board or the members thereof.

Any such committee, or any member, must be appointed by resolution adopted by a majority of the exact number of authorized Directors as specified in Section 1 of Article III.

2   Notice of Meetings. Unless the Board shall establish different requirements for the giving of notice of committee meetings, notice of each meeting of any committee of the Board shall be given to each member of such committee, and the giving of such notice shall be subject to the same requirements as the giving of notice of Special Meetings of the Board, except that notice of regular meetings of any committee for which the date, time and place has been previously designated by resolution of the committee need not otherwise be given to members of the Committee.

3.   Conduct of Meetings. The provisions of these Bylaws with respect to the conduct of meetings of the Board shall govern the conduct of committee meetings. Written minutes shall be kept of all committee meetings.

ARTICLE V

SHAREHOLDER MEETINGS

1.	Annual Meeting.

(a)   An Annual Meeting of shareholders shall be held each year on such date and at such time as may be designated by resolution of the Board.

(b)   At an Annual Meeting of shareholders, only such business shall be conducted as shall have been properly brought before the Annual Meeting. To be properly brought before an Annual Meeting, business must be (i) specified in the notice of the Annual Meeting (or in any supplement or amendment thereto) given by or at the direction of the Board, (ii) brought before the Annual Meeting by or at the direction of the Board or by the Chairman, Chief Executive Officer or Lead Director, or (iii) otherwise properly brought before the Annual Meeting by a shareholder. For business to be properly brought before an Annual Meeting by a shareholder, including the nomination of any person (other than a person nominated by or at the direction of the Board) for election to the Board, the shareholder must have given timely and proper written notice to the Secretary of the

Corporation. To be timely, the shareholder’s written notice must be received at the principal executive office of the Corporation not less than 90 nor more than 120 days in advance of the date corresponding to the date of the last Annual Meeting of shareholders; provided, however, that in the event the Annual Meeting to which the shareholder’s written notice relates is to be held on a date that differs by more than 60 days from the date of the last Annual Meeting of shareholders, the shareholder’s written notice to be timely must be so received not later than the close of business on the tenth day following the date on which public disclosure of the date of the Annual Meeting is made or given to shareholders. In no event shall any adjournment of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Annual Meeting by a shareholder as described in this Section l(b).

To be proper, the shareholder’s written notice must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (v) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (w) the text of the proposal or business to be brought before the Annual Meeting (including the text of any resolutions proposed for consideration), (x) the name and address of the shareholder as they appear on the Corporation’s books, (y) the class and number of shares of the Corporation that are beneficially owned by the shareholder or any of its shareholder Associated Persons (as defined below), and a description of any and all Disclosable Interests (as defined below) held by the shareholder or any of its shareholder Associated Persons or to which any of them is a party, and (z) any material interest of the shareholder or any of its shareholder Associated Persons in such business and such other information concerning the shareholder and such item of business as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies in support of the item of business proposed to be brought before the Annual Meeting; provided, however, that the disclosures required by this Section l(b) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.

In addition, if the shareholder’s written notice relates to the nomination at the Annual Meeting of any person for election to the Board, such notice to be proper must also set forth (A) the name, age, business address and residence address of each person to be so nominated, (B) the principal occupation or employment of each such person, (C) the number of shares of capital stock of the Corporation beneficially owned by each such person, and a description of any and all Disclosable Interests held by each such person or to which each such person is a party, (D) a description of all arrangements, understandings or compensation between or among any of (i) such shareholder, (ii) each nominee, (iii) each such shareholder Associated Person, and (iv) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by such shareholder and/or relating to the candidacy or service of the nominee as a Director of the Corporation, (E) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such person as a Director, and must be accompanied by a consent, signed by each such person, to serve as a Director of the Corporation if elected, and (F) if any such nominee or the shareholder nominating the nominee or any such shareholder Associated Person expresses an intention or recommendation that the Corporation enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, shareholder or shareholder Associated Person, including without limitation any equity interests or any Disclosable Interests held by each such nominee, shareholder or shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction. To be proper notice, the shareholder’s notice must also include a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request).

(c)   In addition, to be a proper and timely written notice to the Secretary, a shareholder providing notice of any business (including the nomination of any person for election to the Board) proposed to be made at an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article V, Section 1 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement (or, if applicable, written confirmation that the information provided in such notice is still true and correct as of the applicable date) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as often (10) business days prior to the meeting or any adjournment or postponement thereof). A shareholder, in his or her initial written notice of any business to the Secretary, shall confirm his or her intention to update and supplement such notice as required herein.

(d)   The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare at the meeting whether business was not properly and timely brought before the meeting in accordance with the provisions of this Article V, Section 1 and if the presiding officer should so determine, he or she shall so declare at the meeting that any such business not properly and timely brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Article V, Section 1, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the Annual Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(e)   Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act’) (or any successor provision of law). Notwithstanding anything in these Bylaws to the contrary, except for proposals properly and timely made in accordance with Rule 14a-8 under the Exchange Act (or any successor provision of law) and included in the notice of Annual Meeting given by or at the direction of the Board, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Article V, Section 1.

(f)   As used in this Article V, Section 1, “shareholder Associated Person” shall mean (i) the beneficial owner or beneficial owners on whose behalf the written notice of business proposed to be brought before the Annual Meeting is made, if different from the shareholder proposing such business, and (ii) each “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of each such shareholder or beneficial owner.

(g)   As used in this Article V, Section 1, “Disclosable Interests” shall mean any agreement, arrangement or understanding (including but not limited to any derivatives, swaps, long or short positions, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that is held or has been entered into, directly or indirectly, by or on behalf of such shareholder, the nominee proposed by such shareholder, as applicable, or any such shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, provide the opportunity to profit from share price changes to, or increase or decrease the voting power of, such shareholder, proposed nominee, as applicable, or any such shareholder Associated Person, with respect to shares of stock of the Corporation; provided, however, that Disclosable Interests shall not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.

(h)   For purposes of this Article V, to be considered a “qualified representative” of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the applicable Annual Meeting or Special Meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable Annual Meeting or Special Meeting.

2.   Special Meetings. Special Meetings of the shareholders for any purpose whatsoever may be called at any time by the Chairman, the Chief Executive Officer, the President or the Board, or by one or more shareholders holding not less than twenty percent (20%) of the voting power of the Corporation. The person or persons calling any such meeting shall concurrently specify (i) the purpose of such Special Meeting, (ii) the business proposed to be transacted at such Special Meeting and the reasons for conducting such business at the meeting, and (iii) the text of the proposal or business to be brought before the Special Meeting (including the text of any resolutions proposed for consideration). In connection with any Special Meeting called in accordance with the provisions of this Article V, Section 2, upon request in writing sent pursuant to Section 601(c) of the General Corporation Law (or any successor provision) by the person or persons calling such meeting (to be in proper form, such request, if sent by a shareholder or shareholders, shall include information comparable to that required by Article V, Sections l(b) and l(c) of these Bylaws), it shall be the duty of the Secretary of the Corporation, subject to the immediately succeeding sentence, to cause notice of such meeting to be given in accordance with Article V, Section 4 of these Bylaws as promptly as reasonably practicable and, in connection therewith, to establish the place and, subject to Section 601(c) of the General Corporation Law (or any successor provision), the date and hour of such meeting. Within five (5) business days after receiving such a request from a shareholder or shareholders of the Corporation, the Board shall determine whether such shareholder or shareholders have properly satisfied the requirements for calling a Special Meeting of the shareholders in accordance with the provisions of this Article V, Section 2 and shall notify the requesting party or parties of its finding. Notwithstanding the foregoing provisions of this Article V, Section 2, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the Special Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

3.   Place of Meetings. All meetings of the shareholders shall be held at the principal office of the Corporation in New Jersey, or at such other locations as may be designated by the Board.

4.     Notice of Meetings. Written notice shall be given to each shareholder entitled to vote of the date, time, place and general purpose of each meeting of shareholders. Notice may be given personally, or by mail, or by telegram, or by electronic transmission as set forth in the California Corporations Code, charges prepaid, to the shareholder’s physical or electronic address appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. If a shareholder supplies no address to the Corporation, notice shall be deemed to be given if mailed to the place where the principal office of the Corporation is situated, or published at least once in some newspaper of general circulation in the county of said principal office. Notice of any meeting shall be sent to each shareholder entitled thereto not less than 10 nor more than 60 days before such meeting.

5.   Record Dates; Voting. The Board may fix a time in the future not less than 10 nor more than 60 days preceding the date of any meeting of shareholders or the solicitation of written consents, or not more than 60 days preceding the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or to consent in writing to any action or entitled to receive any such dividend or distribution, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares. In such case, only shareholders of record at the close of business on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend, distribution or an allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid. The Board may close the books of the Corporation against any transfer of shares during the whole or any part of such period.

6.   Quorum. At any shareholders’ meeting a majority of the shares entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business, but a majority of the shares present, or represented by proxy, though less than a quorum, may adjourn the meeting to some other date, and from day to day or from time to time thereafter until a quorum is present.

7.   Confidential Voting. Each shareholder of the Corporation shall be entitled to elect voting confidentiality as provided in this Section on all matters submitted to shareholders by the Board and each form of proxy, consent, ballot or other written voting instruction distributed to the shareholders shall include a check box or other appropriate mechanism by which shareholders who desire to do so may so elect voting confidentiality. All inspectors of election, vote tabulators and other persons appointed or engaged by or on behalf of the Corporation to process voting instructions (none of whom shall be a Director or officer of the Corporation or any of its affiliates) shall be advised of and instructed to comply with this Section and, except as required or permitted hereby, not at any time to disclose to any person (except to other persons engaged in processing voting instructions), the identity and individual vote of any shareholder electing voting confidentiality; provided, however, that voting confidentiality shall not apply and the name and individual vote of any shareholder may be disclosed to the Corporation or to any person (i) to the extent that such disclosure is required by applicable law or is appropriate to assert or defend any claim relating to voting or (ii) with respect to any matter for which votes of shareholders are solicited in opposition to any of the nominees or the recommendations of the Board unless the persons engaged in such opposition solicitation provide shareholders of the Corporation with voting confidentiality (which, if not otherwise provided, will be requested by the Corporation) comparable in the opinion of the Corporation to the voting confidentiality provided by this Section.

8.   Conduct of Meeting. The Chairman, or if the Chairman is unavailable, the President, or if the Chairman and the President are unavailable, such other officer of the Corporation designated by the Board, will call meetings of the shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by (i) imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders’ meeting, (ii) ascertaining whether any shareholder or his or her proxy may be excluded from any meeting of the shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and (iii) determining the circumstances in which any person may make a statement or ask questions at any meeting of the shareholders.

9.   Action by Written Consents. Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unless the consents of all shareholders entitled to vote have been solicited in writing, the Corporation shall provide notice of any shareholder approval obtained without a meeting by less than unanimous written consent to those shareholders entitled to vote but who have not yet consented in writing at least 10 days before the consummation of the following actions authorized by such approval (or such longer period as may be required by law, regulation, rule or listing standard): (a) contracts between the Corporation and any of its Directors or with any shareholder that beneficially owns (as defined pursuant to rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) 15% or more of the Corporation’s voting stock; (b) indemnification of any person; (c) reorganization of the Corporation; (d) distributions to shareholders upon the winding-up of the affairs of the Corporation; or (e) amendments to the articles of incorporation. “Voting stock” shall mean stock ordinarily entitled to vote for the election of directors. In addition, the Corporation shall provide, to those shareholders entitled to vote who have not consented in writing, prompt notice of the taking of any other corporate action approved by the shareholders without a meeting by less than unanimous written consent. All notices given hereunder shall conform to the requirements of these Bylaws and applicable law. When written consents are given with respect to any shares, they shall be given by and accepted from the persons in whose names such shares stand on the books of the Corporation at the time such respective consents are given, or their proxies. Any shareholder giving a written consent (including any shareholder’s proxy holder, or a transferee of the shares or a personal representative of the shareholder, or their respective proxy holders) may revoke the consent by a writing. This writing must be received by the Corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Corporation. Such revocation is effective upon its receipt by the Secretary of the Corporation. Notwithstanding anything herein to the contrary, and subject to Section 305(b) of the California Corporations Code, Directors may not be elected by written consent of shareholders except by unanimous written consent of all shares entitled to vote for the election of Directors.

ARTICLE VI

CERTIFICATES FOR SHARES

1.   Form. Certificates for shares of the Corporation shall state the name of the registered holder of the shares represented thereby, and shall be signed by the Chairman, the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary. Any such signature may be by facsimile thereof.

2.   Surrender. Upon a surrender to the Secretary, or to a transfer agent or transfer clerk of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the party entitled thereto, cancel the old certificate and record the transaction upon its books.

3.   Right of Transfer. When a transfer of shares on the books is requested and there is a reasonable doubt as to the rights of the persons seeking such transfer, the Corporation, or its transfer agent or transfer clerk, before entering the transfer of the shares on its books or issuing any certificate therefor, may require from such person reasonable proof of his or her rights, and if there remains a reasonable doubt in respect thereto, may refuse a transfer unless such person shall give adequate security or a bond of indemnity executed by a corporate surety, or by two individual sureties, satisfactory to the Corporation as to form, amount and responsibility of sureties.

4.   Conflicting Claims. The Corporation shall be entitled to treat the holder of record of any shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of California.

5.   Loss, Theft and Destruction. In the case of the alleged loss, theft or destruction of any certificate for shares, another may be issued in its place as follows: (a) the owner of the lost, stolen or destroyed certificate shall file with the transfer agent of the Corporation a duly executed Affidavit of Loss and Indemnity Agreement and Certificate of Coverage, accompanied by a check representing the cost of the bond as outlined in any blanket lost securities and administration bond previously approved by the Directors of the Corporation and executed by a surety company satisfactory to them, which bond shall indemnify the Corporation, its transfer agents and registrars; or (b) the Board may, in its discretion, authorize the issuance of a new certificate to replace a lost, stolen or destroyed certificate on such other terms and conditions as it may determine to be reasonable.

ARTICLE VII

INDEMNIFICATION

1.   Definitions. For the purposes of this Article, “agent of the Corporation” means any person (other than a Director or Officer of the Corporation) who (i) is or was an agent or employee of the Corporation, or (ii) is or was serving at the request of the Corporation as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (iv) is or was an agent or employee of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “Director or Officer of the Corporation” means any person who (i) is or was a director or officer of the Corporation, or (ii) is or was serving at the request of the Corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iv) was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (v) is or was a director or officer of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under Sections 4 or 5(d) of this Article.

2.   Indemnification for Third Party Actions. The Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a Director or Officer of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.

3.   Indemnification for Derivative Actions. The Corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders. No indemnification shall be made under this Section: (a) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person’s duty to the Corporation and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (b) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

4.   Successful Defense. Notwithstanding any other provision of this Article, to the extent that a Director or Officer of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in Sections 2 or 3 of this Article, or in defense of any claim, issue or matter therein, the Director or Officer of the Corporation shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the Director or Officer in connection therewith.

5.   Indemnification Determination. Except as provided in Section 4, any indemnification under Section 3 of this Article shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the Director or Officer of the Corporation or agent of the Corporation is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 3, by (a) a majority vote of a quorum consisting of Directors who are not parties to such proceeding; (b) if such a quorum of Directors is not obtainable, by independent legal counsel in a written opinion; (c) approval by the affirmative vote of a majority of the shares of this Corporation represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares which would be entitled to vote at such meeting and, for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote; or (d) the court in which such proceeding is or was pending, upon application made by the Corporation, such Director or Officer or agent, or the attorney or other person rendering services in connection with the defense, whether or not such application by said Director or Officer or agent, attorney or other person is opposed by the Corporation.

6.   Advancement of Expenses. Expenses incurred by a Director or Officer of the Corporation in defending any proceeding shall be advanced by the Corporation (and if otherwise authorized by the Board, expenses incurred by an agent of the Corporation in defending any proceeding may be advanced by the Corporation) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or Officer of the Corporation or agent of the Corporation to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in this Article.

7.   Restriction on Indemnification. No indemnification or advance shall be made under this Article, except as provided in Sections 4, 5(d) and 6 hereof, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Articles of Incorporation of the Corporation, its bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.

8.   Non-Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnification under this Article shall continue as to a person who has ceased to be a Director or Officer of the Corporation or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of the person.

9.   Expenses as a Witness. To the extent that any Director or Officer of the Corporation (or, to the extent authorized by the Board, any agent of the Corporation) is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

10.   Corporation. For the purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent)

absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

11.   Insurance. The Corporation may purchase and maintain directors and officers liability insurance and other liability insurance, at its expense, to protect itself and any Director or Officer of the Corporation or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by the person in such capacity or arising out of the Director’s or Officer’s or agent’s status as such, whether or not the Corporation would have the power to indemnify the Director, Officer or agent against such expense, liability or loss under the provisions of this Article or under the General Corporation Law.

12.   Separability. Each and every paragraph, sentence, term and provision of this Article is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless have the power to indemnify each Director or Officer of the Corporation, or agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and including an action or suit brought by or in the right of the Corporation, to the fullest extent permissible by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.

13.   Agreements. Upon, and in the event of, a determination of the Board to do so, the Corporation is authorized to enter into indemnification agreements with any or all of the Directors or Officers of the Corporation or agents of the Corporation providing for indemnification to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.

14.   Retroactive Appeal. In the event this Article is repealed or modified so as to reduce the protection afforded herein, the indemnification provided by this Article shall remain in full force and effect with respect to any act or omission occurring prior to such repeal or modification. The rights of each Director or Officer of the Corporation to indemnification and advancement of expenses in this Article shall be deemed to be contractual rights.

ARTICLE VIII

OBLIGATIONS

All obligations of the Corporation, including promissory notes, checks, drafts, bills of exchange, and contracts of every kind, and evidences of indebtedness issued in the name of, or payable to, or executed on behalf of the Corporation, shall be signed or endorsed by such officer or officers, or agent or agents, of the Corporation and in such manner as, from time to time, shall be determined by the Board.

ARTICLE IX

CORPORATE SEAL

The corporate seal shall set forth the name of the Corporation, state, and date of incorporation.

ARTICLE X

AMENDMENTS

These Bylaws may be amended or repealed as set forth in the Articles of Incorporation.

ARTICLE XI

AVAILABILITY OF BYLAWS

A current copy of these Bylaws shall be mailed or otherwise furnished to any shareholder of record within five days after receipt of a request therefor.

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